EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

LIGHTPATH TECHNOLOGIES, INC.,

G5 INFRARED, LLC,

THE UNDERSIGNED MEMBERS OF THE COMPANY,

AND

SELLERS’ REPRESENTATIVE

DATED AS OF FEBRUARY 13, 2025

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A -	Sellers
Exhibit B -	Form of Escrow Agreement
Exhibit C -	Form of Lock-Up Agreement
Exhibit D -	Form of Lease Consent
Exhibit E -	Form of Irrevocable Proxy

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This membership interest Purchase AGREEMENT (this “Agreement”), dated as of February 13, 2025 (the “Signing Date”), is by and among LightPath Technologies, Inc., a Delaware corporation (“Buyer”), G5 Infrared, LLC, a New Hampshire limited liability company (the “Company”), the undersigned members of the Company (each a “Seller” and, collectively, the “Sellers”), and Kenneth R. Greenslade, solely in his capacity as Sellers’ Representative (as hereinafter defined) (Buyer, the Company, the Sellers and Sellers’ Representative being, collectively, the “Parties” and, individually, a “Party”).

WHEREAS, the Sellers, in the aggregate, own beneficially and of record, all of the authorized, issued and outstanding membership interests (the “Acquired Interests”) of the Company in the respective amounts set forth opposite each Seller’s name on Exhibit A; and

WHEREAS, effective as of the Closing Date, upon the terms and subject to the conditions set forth herein, the Sellers shall transfer to Buyer, and Buyer shall acquire from the Sellers, all of the Acquired Interests.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Adjustment Amount” means an amount, whether positive or negative, equal to (i) the Closing Date Cash on Hand, minus (ii) the Clawback Amount, if any, minus (iii) the Adjustment Indebtedness, minus (iv) the Adjustment Selling Expenses, plus (v) if the Closing Date Net Working Capital is greater than the Target Closing Date Net Working Capital, the amount by which the Closing Date Net Working Capital exceeds the Target Closing Date Net Working Capital, and minus (vi) if the Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital, the amount by which the Target Closing Date Net Working Capital exceeds the Closing Date Net Working Capital.

“Adjustment Time” means 11:59 p.m. (Orlando, Florida) on the day immediately preceding the Closing Date.

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Foreign Extortion Prevention Act of 2023, the U.K. Bribery Act of 2010, and other applicable Laws addressing prohibitions against improper payments and bribery of officers, directors, employees, agents and affiliates of Governmental Authority, business partners, or other commercial parties and to which the Company or any Seller is subject, in effect in each jurisdiction in which the Company or any Seller operates.

“ARP” means the American Rescue Plan Act of 2021 (Pub. L 117-2), as amended, and the guidance, rules and regulations promulgated thereunder.

“Assumed Liabilities” means (a) all Current Liabilities, but only to the extent such Liabilities relate to the Company and the conduct of the Business and are taken into account in the Final Adjustment Amount, and (b) the Liabilities of the Company under the Contracts listed on Schedule 8.2(a)(vi), but, in each case, only to the extent such Liabilities arise and are first required to be performed on or after the Closing Date (excluding any Liabilities for breach of such Contracts by the Company prior to the Closing Date).

“Base Closing Date Purchase Price” means Twenty-Seven Million Dollars ($27,000,000.00).

“Business” means the business of the Company conducted on the date of this Agreement, including, without limitation, the research, development, design, engineering, manufacturing, assembly, integration, testing, marketing and sale of infrared cameras, infrared electro-optical systems, infrared lenses and lens assemblies, opto-mechanical assemblies and optical coatings.

“Business Day” means any day other than a Saturday, Sunday, or day on which banks are permitted to close in the State of Florida.

“Buyer Affiliated Company” means Buyer and all Affiliates of Buyer, including ISP Optics Corporation, a New York corporation, and, after the Closing, the Company.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority; Enforceability), Section 4.5 (LPTH Stock), and Section 4.8 (Brokers).

“CAA” means the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), as amended, and the guidance, rules and regulations promulgated thereunder.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) as amended and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Payroll Tax Executive Order) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

“Cash on Hand” means all cash and cash equivalents, in each case, determined in accordance with GAAP, and held in any account of the Company, (i) excluding the amount of any issued but uncleared checks, wires, or drafts and any cash overdrafts and Restricted Cash, and (ii) including checks and drafts deposited for the account of the Company or on hand at the Company or available for deposit for the account of the Company.

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“Claim” means any claim, suit, action, arbitration, cause of action, complaint, criminal prosecution, demand letter, charge, audit, assessment, or Proceeding, whether at law or in equity, before or by any Governmental Authority.

“Clawback Amount” means an amount equal to fifty percent (50%) of the amount, if any, by which the Actual Revenue for the 2024 calendar year is less than Seventeen Million Three Hundred Thousand Dollars ($17,300,000.00). For the avoidance of doubt, if the Actual Revenue for the 2024 calendar year equals or exceeds Seventeen Million Three Hundred Thousand Dollars ($17,300,000.00), then the Clawback Amount shall equal zero.

“Closing Date Cash on Hand” means the Cash on Hand as of the Adjustment Time.

“Closing Date Indebtedness” means the Indebtedness as of immediately prior to the Closing.

“Closing Date Net Working Capital” means the Net Working Capital as of the Adjustment Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) that are owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Confidential Information” means non-public data and information, know-how, ideas, research and development, methods, processes, techniques, vendor lists, client lists, pricing and cost information, marketing information and plans, sales and promotional materials, business plans, formulas, designs, devices, technology, compositions and other trade secrets, whether or not patentable.

“Contract” means any written or oral contracts, leases, bonds, notes, mortgages, indentures, subcontracts, leases, licenses, purchase orders, or other legally binding agreements or commitments.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 pandemic, including the CARES Act, the FFCRA, the ARP, the CAA, any Payroll Tax Executive Order, and any reasonable actions taken or planned to be taken in response thereto.

“Data Agreements” means all agreements containing provisions involving data privacy, data security, or data breach notification to which the Company is bound.

“Data Laws” means any applicable Law or industry self-regulatory principles, including but not limited to the following data protection and privacy laws: (i) the California Consumer Privacy Act of 2018, as amended, including any regulations promulgated thereunder; (ii) the General Data Protection Regulation 2016/679; and (iii) HIPAA.

“Data Policies” means all internal and external written policies, notices and procedures of the Company regarding privacy, data security, and the storage, collection, transfer (including cross-border transfers), disclosure, use or processing of Personal Information.

“Data Requirements” means, collectively, all Data Laws, Data Agreements, and Data Policies.

“Data Room” means the online data room hosted by the Company entitled “Gatorade Data Room.”

“Escrow Agent” means U.S. Bank National Association, or its successor or replacement.

“Escrow Agreement” means the escrow agreement to be entered into by Buyer, Sellers’ Representative and Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Exchange Act” means the Securities Exchange Act of 1934.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission, or other filing.

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“Fraud” means the actual and intentional (as opposed to negligent) fraud by a Party with respect to the making of a representation or warranty by such Party set forth in this Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Bid” means any quotation, bid or proposal by the Company that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means (i) any prime contract, cooperative agreement, grant, or similar agreement with a Governmental Authority, or (ii) any subcontract, teaming agreement, or subaward with a prime contractor or subcontractor, in each case performed by or performed for the Company under a prime contract, cooperative agreement, grant, or similar agreement with a Governmental Authority.

“Governmental Approval” means any consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority.

“Governmental Authority” means any (i) supernational, federal, national, regional, state, provincial, municipal, local, or other government, (ii) governmental or quasi-governmental entity of any nature (including any court, branch, department, official, entity, or political subdivision or agency thereof, including any administrative agency or commission), or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any public arbitral tribunal, arbitrator or mediator.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations set forth at 45 CFR Parts 160-164.

“Indebtedness” means, without duplication, all obligations of the Company consisting of (i) indebtedness for borrowed money and all obligations represented by bonds, notes, debentures, or similar instruments, in each case, including the outstanding principal amount and accrued and unpaid interest related thereto, and any fees, expenses, and other payment obligations related thereto (including any prepayment penalties, premiums, costs, breakage, or other amounts payable as a result of the consummation of the transactions contemplated by this Agreement), (ii) obligations with respect to leases required to be accounted for as capital leases under GAAP, (iii) obligations for the deferred purchase price of property, assets, or services, including “earnouts” and “seller notes” (but excluding any trade payables or accrued expenses arising in the ordinary course of business), (iv) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, performance bonds, or other similar instruments, in each case, solely to the extent drawn, (v) all obligations, including any costs or fees, with respect to any interest rate, currency swap, cap, forward, or other similar arrangements designed to provide protection against fluctuations in any price or rate, (vi) all (A) unpaid Tax Liabilities(which shall not be an amount less than zero and which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax), (B) amounts deferred pursuant to Section 2302 of the CARES Act, and (C) payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) deferred (including by a failure to timely withhold, deposit, or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations) pursuant to the Payroll Tax Executive Order, (vii) any unpaid incentive compensation or similar payments payable under the Company’s bonus plans or programs, (viii) any unpaid employer 401(k) contributions or any other any unfunded or underfunded pension or retirement plan Liabilities, (ix) the aggregate amount of any declared but unpaid distributions or dividends to equityholders, including, without limitation, any mandatory tax distributions under the Company’s Organizational Documents, (x) guarantees by the Company (to the extent of the amount of such guarantees) of any obligations of the type described in the foregoing clauses (i) through (ix). Notwithstanding the foregoing, “Indebtedness” shall not include any (A) obligations with respect to operating leases not otherwise required to be capitalized under GAAP or (B) obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, performance bonds, or similar instruments, in each case, to the extent undrawn.

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“Information” means any data or information (whether in electronic or non-electronic form) in the care, possession, custody or control of the Company (or a third party on the Company’s behalf), including without limitation Personal Information and Cardholder Data or Sensitive Authentication Data (as both are defined in the PCI Glossary published by the PCI Security Council).

“Intellectual Property” means all intellectual property of any type or nature, however denominated, anywhere in the world, including (i) all trademarks, trade names, service marks, service names, logos, product names, corporate names, assumed names, trade dress, and all other indicia of source and origin, whether registered or unregistered, and all applications for the registration thereof, together with all of the goodwill associated therewith(“Trademarks”), (ii) Internet domain names, websites, and social media accounts, (iii) all works of authorship (whether or not copyrightable) and all copyrights (whether registered or unregistered) and applications for registration thereof, (iv) proprietary data, database rights, and proprietary rights in Software, (v) all classes and types of patents, including originals, reissues, divisions, renewals, extensions, provisionals, continuations, and continuations-in-part, patent applications and patent disclosures, (vi) trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, proprietary information, ideas, methods, procedures, processes, specifications, plans, proposals, improvements, inventions, applications, tools, supplier lists, and all related information, (vii) any and all registrations, applications for registration, renewals, extensions, revisions, or restorations, recordings, common-law rights, statutory rights, and related rights relating to any of the foregoing, and (viii) all claims or causes of action arising out of or related to past, present, or future infringement or misappropriation of the foregoing.

“Law” means all laws (including common law), statutes, ordinances, directives, Regulations, codes, promulgations, treaties, resolutions, decrees, and similar mandates of any Governmental Authority, including all Orders having the effect of law in any jurisdiction (domestic and foreign).

“Liability” means any debt, liability, or obligation of any nature or kind whatsoever (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, determined, determinable or otherwise, directly incurred or consequential, due or to become due, and whether or not required to be accrued on financial statements prepared in accordance with GAAP), including Taxes.

“Lien” means any lien (statutory or otherwise), charge, pledge, claim, encumbrance, security interest, mortgage, deed of trust, hypothecation, encumbrance, community property interest, limitation on voting rights, right of first refusal or first offer, option, buy/sell agreement, servitude, or any other lien of any nature or kind whatsoever (other than, in the case of a security, any restriction on transfer of such security arising solely under federal or state securities Laws).

“Malicious Code” means any malicious software, program, code, script or computer instruction that may, or is designed or intended to, interfere with, infect, harm, prevent the use of, perform an unauthorized function on, or permit the unauthorized access of, any computer hardware, Software, system, network or data, as applicable (including but not limited to any computer virus, Trojan Horse, worm, time or logic bomb, bot, keystroke logger, malware, adware, and self-destruction or termination mechanism).

“Material Adverse Effect” means any result, fact, event, change, development, effect, condition, circumstance or occurrence, or related series thereof, that results in, or could reasonably be expected to result in, a material and adverse effect on: (a) the business, operations, condition (financial or otherwise), properties, assets, Liabilities, capitalization or results of operations of the Business; and/or (b) the ability of the Company or any Seller to consummate the Transactions on a timely basis, whether individually or taken as a whole; other than any result, fact, event, change, development, effect, condition, circumstance or occurrence, or related series thereof, to the extent arising out of or resulting from: (i) changes in general legal, tax, regulatory, political (including policies and tariffs) or business conditions, including changes in GAAP or applicable Law (so long as the foregoing do not have a materially disproportionate effect on the Company as compared to other participants in the industries or markets in which the Company operates), (ii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the Signing Date or epidemics or pandemics (including the Pandemic), earthquakes, hurricanes, floods, or other natural disasters and other force majeure events (so long as the foregoing do not have a materially disproportionate effect on the Company as compared to other participants in the industries or markets in which the Company operates), (iii) any action taken by the Company or any Seller or any of their respective Affiliates at the written direction of Buyer or any of its Affiliates, or (iv) the availability or cost of equity, debt or other financing to Buyer prior to the Closing.

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“Order” means any binding judgment, order, writ, injunction, ruling, decree, determination, or award of, or any settlement under the jurisdiction of, any Governmental Authority.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Pandemic” means the outbreak of SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Pandemic-Relief Debt” means any Indebtedness incurred in connection with any Law or program involving any Governmental Authority providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for the Pandemic, including any loan incurred under the PPP, any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, or any other similar federal, state or local Governmental Authority program.

“Pass-Through Tax Return” means any Tax Return (such as an IRS Form 1065 and associated IRS Schedules K-1 and corresponding state and local Tax Returns) of the Company (1) with respect to which (i) the Company is treated as a flow-through entity for purposes of such Tax Return, and (ii) any of the income, gain, losses, deductions or other Tax items of the Company reflected on such Tax Returns are allocated to, and reflected on the Tax Returns of, any Seller (or, in the event that a Seller is classified as a disregarded entity for U.S. federal income Tax purposes, the direct or indirect owner of such Seller that is treated as the owner of such Seller’s interests in the Company for U.S. federal income Tax purposes) or (2) which is a “composite” or similar Tax Return. By way of example and without limitation, Tax Returns primarily concerning property Taxes, sales and use Taxes, payroll Taxes, and withholding Taxes (other than any such withholding Taxes associated with a “composite” or similar Tax Return) are not Pass-Through Tax Returns.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, any similar U.S. presidential memorandum, executive order or similar publication permitting or requiring the deferral of any payroll Taxes (including those imposed by Sections 3101(a) and 3201 of the Code) and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65 and IRS Notice 2021-11).

“Permits” mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, Orders, permits, or other rights and privileges issued by any Governmental Authority.

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“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, or other entity or group (as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended).

“Personal Information” means any information that (i) relates to an identified or identifiable natural person, including any employee, contractor, or other individual persons who have provided information to the Company, (ii) Protected Health Information, as that term is defined by HIPAA; or (iii) that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including without limitation: addresses, telephone numbers, health information, drivers' license numbers, government issued identification numbers, and any nonpublic personally identifiable financial information.

“PPP” means the Paycheck Protection Program.

“PPP Forgivable Uses” means uses of proceeds of a loan incurred under the PPP that are eligible for forgiveness under Section 1106 of the CARES Act.

“PPP Lender” means Bank of America, N.A.

“PPP Loan Obligation” means any and all obligations for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, prepayment charges or premiums or any unpaid fees, expenses or other monetary obligations in respect thereof) associated with that certain loan in the original principal amount of $311,057 obtained by the Company on April 15, 2020 from the PPP Lender under the PPP promulgated under the CARES Act.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date calculated in accordance with Section 6.2.

“Proceeding” means any legal, administrative, arbitral, or other proceeding, suit, litigation, action, governmental, or regulatory investigation, mediation, audit, examination, or inquiry by or before any Governmental Authority.

“Regulation” means any rule, regulation, policy, or binding interpretation (regarding such rule, regulation, or policy) of any Governmental Authority.

“Representative” means, with respect to any Person, its owners, officers, directors, employees, investment bankers, attorneys, accountants, financial, or other advisors or other agents.

“Restricted Cash” means cash and cash equivalents of the Company held as deposits with third parties, cash and cash equivalents serving as collateral support for letters of credit and any other cash that is not freely usable because it is subject to restrictions or limitations on use or distribution by Law, Contract or otherwise.

“Retained Liability” means, other than the Assumed Liabilities, any Liability of the Company that is based upon, related to, or arises out of any event, occurrence, state of facts or development occurring or existing at or prior to the Closing, regardless of whether such Liability is disclosed in the Seller Disclosure Schedule, including any Liability relating to, resulting from or arising out of: (A) the Company’s operation or ownership of the Business or any other business, including any claim for fraud, recklessness, negligence, malpractice, breach of duty or other tortious act arising from any products sold or services provided by the Company which is not fully covered by insurance; (B) any violation of Law or of the rights of any third Person by the Company or any Seller, including requirements relating to the reporting or payment (or both) of federal, state, local or foreign income, property or other Taxes; (C) any Employee Plan of the Company or any contributions, benefits or liabilities therefor or any liability for withdrawal or partial withdrawal from, or termination of, any Employee Plan of the Company; (D) any claim of any current or former manager, member, shareholder, officer, director or employee of the Company, including any accrued payroll, bonuses, severance, retirement, stock appreciation rights (including under any Phantom Stock Plan), and other compensation and paid time off liabilities; (E) any claims with respect to any distributions, dividends or redemption payments on any securities of the Company, and (F) any Unforgiven Amounts.

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“Sanctioned Country” means any country or region that is, or has been in the past ten (10) years, the subject or target of a comprehensive embargo under applicable sanctions and export control Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea or Donetsk and Luhansk regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under trade Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) so as to subject the Person to sanctions; (iii) any Person acting on behalf of or at the direction of any Person described in clause (i) or (ii); or (iv) any Person that is organized, resident, or located in a Sanctioned Country.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Breach” means:

(i) unauthorized use of, or unauthorized access to, any Company IT Systems;

(ii) inability to access Information or Company IT Systems due to a malicious use, attack or exploit of such Information or systems;

(iii) unauthorized access to or theft of Information;

(iv) unauthorized use of Information by a person with authorized access to such Information for purposes of actual or reasonably suspected theft, fraud or identity theft;

(v) unauthorized disclosure or alteration of Information;

(vi) transmission, injection or installation of any Malicious Code resulting (in whole or part) from the foregoing described in (i) – (v); or

(vii) loss of Information, including without limitation, any of the foregoing described in subsections (i) – (vi) above caused by or resulting from a failure, breach of, lack of or inadequacy of the Company’s technological, physical, administrative and procedural safeguards, including but not limited to policies, procedures, guidelines, practices, standards, controls, hardware, Software, firmware and physical security measures, the function or purpose of which is, in whole or part, to: (A) protect the confidentiality, integrity or availability of Information and Company IT Systems; (B) prevent the unauthorized use of or unauthorized access to Company IT Systems; or (C) prevent a security breach or Malicious Code infection of Company IT Systems, physical intrusion of facilities, theft or loss of documents, laptops or storage media, or employee or contractor malfeasance.

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“Seller Disclosure Schedule” means Seller Disclosure Schedule delivered by the Company and the Sellers to Buyer prior to or contemporaneously with the execution of this Agreement.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Organizational Documents), Section 3.3 (Title), Section 3.4 (Capitalization), Section 3.5 (Authority; Enforceability), Section 3.15(b) (Title to Assets), the second and third sentences of Section 3.17(a) (Title to Intellectual Property), Section 3.21 (Brokers), and, with respect to Section 8.4 only, Section 3.16 (Taxes).

“Selling Expenses” means, in each case solely to the extent not paid prior to the Closing, (a) all out-of-pocket fees, costs, and expenses incurred by or on behalf of the Company, any Seller, or their respective Affiliates (whether or not invoiced) as a result of the transactions contemplated by this Agreement and the other Transaction Documents, including (i) the fees and expenses payable by the Company, any Seller and their Affiliates to Devine, Millimet & Branch, Professional Association, and any other attorneys engaged by the Company or any Seller in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, and (ii) any fees and expenses payable by the Company or any Seller to any other financial advisors, accountants, or other advisors engaged by the Company or any Seller and incurred in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (b) any change-in-control, retention, success, stock appreciation, phantom stock, profit sharing or participation or similar transaction-related payments or bonuses payable, whether payable at or following Closing and whether alone or in connection with any other event, including the additional passage of the time, to any current or former employees, agents and consultants of and to the Company, including the employer portion of any payroll, social security, unemployment or similar Taxes with respect to any of the foregoing, and (c) any severance obligations owed by the Company to members, employees, agents and consultants of or to the Company triggered prior to or as a result of the transactions contemplated by this Agreement, including the employer portion of any payroll, social security, unemployment or similar Taxes with respect to any of the foregoing.

“Software” means computer software and databases, together with object code, source code, firmware, and embedded versions thereof and documentation related thereto.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Target Closing Date Net Working Capital” means Five Million, Four Hundred Thirty-Two Thousand, Four Hundred Sixteen Dollars ($5,432,416.00).

 “Tax” or “Taxes” means and includes (a) all U.S. or non-U.S. federal, provincial, state or local taxes, charges, fees, imposts, levies or other assessments, including all income, receipts, gross receipts, capital, share, surplus, sales, use, ad valorem, value added, transfer, franchise, profits, windfall or excess profits, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, goods and services, severance, stamp, conveyance, mortgage, registration, documentary, recording, premium, environmental, natural resources, intangibles, rent, occupancy, disability, workers’ compensation, health care, occupation, alternative minimum, add-on minimum, accumulated earnings, personal holding company, net worth, property and estimated taxes, customs duties, fees, assessments and similar charges (including the obligation to escheat or otherwise turn over abandoned, presumed abandoned or unclaimed property or assets, whether or not currently escheatable or reportable), or other tax of any kind whatsoever and denominated by any name whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, assessments, deficiencies and additions to Tax imposed in connection with any such item whether civil or criminal and whether or not disputed, (b) any liability in respect of any items described in clause (a) above by reason of (i) being a transferee or successor or by having been a member of a combined, consolidated, unitary or other affiliated group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation) or (ii) Contract or otherwise, and (c) any Tax amounts (including interest and penalties) payable as a result of Section 965 of the Code with respect to any election made under Section 965(h) of the Code.

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“Tax Returns” means and includes all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes, including any schedule, election, declaration or attachment thereto, and including any amendment or supplement thereof.

“Transaction Documents” means this Agreement, the Escrow Agreement and all other instruments, documents, or agreements executed and delivered in connection with the consummation of the transactions contemplated herein or therein.

1.2 Table of Defined Terms. Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

Defined Term	Section No.	Interim Financial Statements	3.10(a)
Accountant	2.9(b)	Inventories	3.27
Acquired Interest	Recitals	“knowledge of the Sellers”	10.5
Acquired Receivables	2.7(a)	Labor Union	3.14(a)
Acquisition Proposal	5.11(a)	Lease	3.15(a)
Actual EBITDA	2.8(a)	Lease Consent	2.5(j)
Actual Revenue	2.8(a)	Lock-Up Agreements	2.5(g)
Adjustment Indebtedness	2.7(b)	Losses	8.2(a)
Adjustment Selling Expenses	2.7(b)	LPTH Stock	2.1
Adjustment Statement	2.7(b)	LPTH Stock Price	2.8(a)
Affordable Care Act	3.13(g)	Material Customers	3.22(a)
Annual Financial Statements	3.10(a)	Material Vendors	3.22(a)
Balance Sheet Date	3.10(a)	Multiemployer Plan	3.13(e)
Buyer	Preamble	Net Working Capital	2.7(a)
Buyer Approvals	4.3	Notice Target	5.2(a)
Buyer Indemnified Persons	8.2(a)	OSHA	3.14(g)
Buyer Pre-Closing Tax Returns	6.1(b)	Outside Date	9.1(g)
Closing	2.3	Pay-Off Indebtedness	2.2(b)
Closing Date	2.3	Phantom Stock Plan	2.5(l)
Closing Selling Expenses	2.2(b)	Policies	3.19
Closing Shares	2.2(a)	Pre-Closing Financial Statements	5.14
Company	Preamble	Pre-Closing Income Tax Return	6.1(a)
Company Assets	3.15(c)	Protest Notice	2.7(c)
Company Contracts	3.7(a)	Proxy Statement	4.3
Company Intellectual Property	3.17(a)	Recipient	2.8(a)
Company Leased Real Property	3.15(a)	Registered Intellectual Property	3.17(a)
Company Permits	3.9(b)	Released Party	5.8(a)
Consent Target	5.2(a)	Response Period	8.5(b)
Current Assets	2.7(a)	Restricted Business	5.4(a)(i)
Current Liabilities	2.7(a)	Restricted Period	5.4(a)
D&M	10.16	Restricted Territory	5.4(a)(i)
De Minimis Amount	8.4	Restrictive Covenants	5.4(c)
Determination Date	2.7(b)	Review Period	2.9(b)
Earnout Calculation Objection Notice	2.9(b)	Sale	2.4
Earnout Calculation Statement	2.9(a)	Scheduled Intellectual Property	3.17(a)
Earnout Payments	2.8	Second Disbursement Date	8.8(b)
Employee Plan	3.13(a)	Seller or Sellers	Preamble
ERISA	3.13(a)	Seller Indemnified Persons	8.2(b)
Escrow Account	2.2(b)	Sellers’ Representative	10.18
Excess	2.7(d)	Shortfall	2.7(e)
Final Adjustment Amount	2.7(d)	Signing Date	Preamble
Final Disbursement Date	8.8(b)	Target Conversations	5.2(b)
Financial Statements	3.10(a)	Tax Matter	6.3(a)
Financing	7.3(h)	Third Party Claim	8.5(b)
First Disbursement Date	8.8(a)	Threshold	8.4
Inbound Referral	2.8(a)	Tuck-in Merger or Acquisition	2.8(a)
Indemnification Claim	8.5(a)	Trade Control Laws	3.9(c)
Indemnified Party	8.5(b)	Unforgiven Amount	5.5
Indemnifying Party	8.5(b)	Unlawful Payment	3.8(m)

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ARTICLE II SALE AND PURCHASE

2.1 Purchase Price. The aggregate consideration to be paid for the Acquired Interest shall be the Base Closing Date Purchase Price, plus the Earnout Payments (collectively, the “Purchase Price”) and shall be paid by Buyer using a combination of cash and Buyer’s Class A common stock (“LPTH Stock”). The payment and determination of the form of the Purchase Price shall be made as set forth in Section 2.2 (subject, however, to adjustment pursuant to Section 2.7) and Sections 2.8 and 2.9.

2.2 Closing Date Payments. At the Closing, the Base Closing Date Purchase Price shall be paid as follows:

(a) With respect to the first twenty-five percent (25%) of the Base Closing Date Purchase Price, Buyer shall issue to each Seller, allocated among the Sellers pursuant to the proportions set forth on Schedule 2.2(a), an aggregate number of shares of LPTH Stock equal to (1) twenty-five percent (25%) of the Base Closing Date Purchase Price, divided by (2) the higher of (A) the average closing price of LPTH Stock, as reported by Bloomberg for the five (5) trading days prior to the Signing Date, as equitably adjusted after its determination for any stock dividend, stock split, reverse stock split, stock combination or similar event occurring during such five (5) trading day period and (B) the “Minimum Price” pursuant to Nasdaq Listing Rule 5635 (the “Closing Shares”).

(b) With respect to the remaining seventy-five percent (75%) of the Base Closing Date Purchase Price, (i) Buyer shall pay, on behalf of the Company, (A) all Closing Date Indebtedness (the “Pay-off Indebtedness”) to the lender(s) and payee(s) thereof, by wire transfer of immediately available funds in accordance with the pay-off letters delivered pursuant to Section 2.5(e), and (B) all unsatisfied Selling Expenses existing as of Closing (the “Closing Selling Expenses”) to the payee(s) thereof, by wire transfer of immediately available funds in accordance with the invoices or other documentation to be delivered pursuant to Section 2.5(f); (ii) Buyer shall pay, on behalf of the Sellers, the sum of Two Hundred Thousand Dollars ($200,000.00) to an account designated by Sellers’ Representative to fund post-Closing third party expenses related to its role as representative of the Sellers; (iii) Buyer shall deposit Two Million Seven Hundred Thousand Dollars ($2,700,000.00) with the Escrow Agent, which shall hold and maintain such amount in an interest bearing escrow account pursuant to the Escrow Agreement (the “Escrow Account”), for the purpose of providing a non-exclusive fund for the payment of certain payment and indemnification obligations of the Sellers pursuant to this Agreement, if any, and will be released to Buyer, Sellers or both in accordance with the terms and conditions of this Agreement and the Escrow Agreement; and (iv) Buyer shall pay the remainder of the Base Closing Date Purchase Price to the Sellers in the proportions set forth on Schedule 2.2(a), by wire transfer of immediately available funds to accounts designated by such Sellers at least two (2) Business Days before the Closing Date.

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2.3 Closing. The closing of the Sale (the “Closing”) shall take place at the offices of Baker & Hostetler LLP, 200 South Orange Avenue, Suite 2300, Orlando, Florida 32801 (or at such other location as the Parties may agree or via the electronic exchange of execution versions of this Agreement and the Transaction Documents and the signature pages thereto via email or .pdf) on a date and time to be mutually agreed upon by the Parties, not later than five (5) Business Days following the satisfaction (or written waiver) of the conditions to the Closing set forth in Article VII (other than conditions which, by their nature are to be satisfied on the Closing Date). The date on which the Closing occurs is referred to herein as the “Closing Date.” Notwithstanding anything to the contrary, the Closing shall be effective for all purposes at 12:01 a.m. (Orlando, Florida) on the Closing Date.

2.4 Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date, and in reliance upon the representations, warranties, and covenants set forth herein, the Sellers shall sell, and Buyer shall acquire from the Sellers, all of the Acquired Interests in exchange for the Purchase Price, free and clear of any Liens (the “Sale”).

2.5 Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer the following:

(a) an instrument of assignment executed by each Seller, in form and substance reasonably acceptable to Buyer, evidencing the transfer of its respective Acquired Interests to Buyer, free and clear of all Liens;

(b) (i) a copy of the certificate of formation (or equivalent organizational document) of the Company certified by the secretary of state (or equivalent Governmental Authority) of the jurisdiction of organization of the Company, (ii) a copy of the limited liability company or operating agreement of the Company, and (iii) a copy of the resolutions of the governing body of the Company authorizing the transactions contemplated by this Agreement, to the extent required by the Company’s limited liability company agreement, each certified by an officer of the Company;

(c) a certificate of the New Hampshire Secretary of State as to the good standing of the Company in such jurisdiction, dated no earlier than thirty (30) days prior to the Closing Date;

(d) written resignations of the managers and officers of the Company designated by Buyer at least two (2) Business Days prior to the Closing Date, effective as of the Closing, in form and substance reasonably acceptable to Buyer;

(e) pay-off letter(s) and Lien release documentation and/or authorization from the lender(s) or other payee(s) of the Pay-Off Indebtedness, in form and substance reasonably acceptable to Buyer, setting forth the full amount due and owing as of the Closing Date necessary for the satisfaction and discharge of all such indebtedness;

(f) invoices or other documentation from the payee(s) of the Closing Selling Expenses, in form and substance reasonably acceptable to Buyer, setting forth the full amount due and owing as of the Closing Date necessary for the satisfaction and discharge of all such expenses;

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(g) an Investor Representation and Lock-Up Agreement between Buyer and each Seller, substantially in the form attached hereto as Exhibit C, dated as of the Closing Date and executed by such Seller (the “Lock-Up Agreements”);

(h) a duly completed and properly executed IRS Form W-9 from each Seller (or if the applicable Seller is disregarded as separate from its owner for U.S. federal income Tax purposes, the applicable direct or indirect parent of such Seller) and Sellers’ Representative, in each case dated as of the Closing Date;

(i) all approvals, consents, estoppels and waivers set forth on Schedule 2.5, duly executed by the applicable party or parties;

(j) a landlord estoppel and consent to assignment of lease, substantially in the form attached hereto as Exhibit D, dated as of the Closing Date and executed by the Company and the applicable landlord (the “Lease Consent”);

(k) evidence reasonably satisfactory to Buyer that all phantom stock plans, agreements or similar equity-based compensation arrangements of the Company (collectively, “Phantom Stock Plans”) have been (or will be as a result of the Closing) terminated and settled, which termination shall include a release from each participant in any Phantom Stock Plan that such participant has no further right or claims with respect thereto;

(l) evidence reasonably satisfactory to Buyer that (i) any and all limited liability company agreements, operating agreements, buy-sell agreements or similar agreements with respect to the Company, and (ii) any and all Contracts with any Affiliates of any Seller have been terminated without liability to Buyer or any Buyer Affiliated Company (including the Company after the Closing);

(m) the Escrow Agreement duly executed by Sellers’ Representative and the Escrow Agent;

(n) an Irrevocable Proxy by the Sellers, substantially in the form attached hereto as Exhibit E, dated as of the Closing Date and executed by the Sellers; and

(o) such other deliverables requested by Buyer as may be necessary or appropriate to effect the transactions contemplated hereby.

2.6 Deliveries by Buyer. At the Closing, Buyer shall pay the Base Closing Date Purchase Price in accordance with Section 2.2 and deliver, or cause to be delivered, to the Sellers and Sellers’ Representative, as applicable:

(a) the Lease Consent, executed by the Company as tenant;

(b) the Lock-up Agreements, executed by Buyer;

(c) the Escrow Agreement, executed by Buyer; and

(d) such other deliverables requested by Sellers’ Representative as may be necessary or appropriate to effect the transactions contemplated hereby.

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2.7 Post-Closing Adjustment.

(a) “Net Working Capital” means the amount of Current Assets minus Current Liabilities. “Current Assets” means, without duplication, the sum of (i) trade and other accounts receivable and other rights of the Company to receive payment for revenue, fees and commissions for the provision of products or services rendered by the Company with respect to the Business prior to the Closing, whether billed or unbilled (the “Acquired Receivables”), (ii) prepaid expenses (including prepaid Taxes), (iii) inventory, and (iv) other current assets; provided, that deferred Tax assets shall be excluded from this definition. “Current Liabilities” means, without duplication, the sum of (1) trade and other accounts payable, (2) accrued payroll and related expenses, (3) other current accruals, (4) customer deposits, and (5) other current liabilities; provided, that deferred Tax liabilities shall be excluded from this definition. For purposes of this Agreement, Net Working Capital shall be determined in accordance with GAAP and consistent with the methodologies used in calculating the sample Net Working Capital as of September 30, 2024 that is attached hereto as Schedule 2.7(a).

(b) As promptly as practicable (but in no event later than sixty (60) days after the Closing Date) (the “Determination Date”), Sellers’ Representative shall deliver to Buyer (i) a balance sheet of the Company as of the Closing Date, and (ii) a written statement setting forth in reasonable detail its determination of Actual Revenue (as defined in Section 2.8(a)) for the 2024 calendar year, in each case with reasonable supporting detail. As soon as reasonably practicable after the Determination Date, but not later than sixty (60) days thereafter, Buyer shall prepare and deliver to Sellers’ Representative a reasonably detailed statement (the “Adjustment Statement”) setting forth Buyer’s calculations of the Closing Date Cash on Hand, the Closing Date Net Working Capital, the Closing Date Indebtedness not satisfied at Closing (the “Adjustment Indebtedness”), any unpaid Selling Expenses existing after the Closing (the “Adjustment Selling Expenses”), any Clawback Amount, and the Adjustment Amount based on the foregoing. Upon receipt of the Adjustment Statement, Buyer shall, and shall cause the Company to, provide Sellers’ Representative and its advisors with commercially reasonable access, during normal business hours, to the Company’s books and records (including working papers, schedules and calculations) reasonably relating to the preparation of the Adjustment Statement, including by Buyer’s making any applicable records available in electronic form where reasonably requested. Sellers’ Representative and its advisors may make inquiries of the personnel of Buyer and the Company that were involved in the preparation of the Adjustment Statement regarding questions concerning or disagreements with the Adjustment Statement arising in the course of their review thereof, and Buyer shall, and shall cause the Company to, cooperate, in good faith with Sellers’ Representative and its advisors with respect to such inquiries.

(c) Within sixty (60) days after delivery of the Adjustment Statement, Sellers’ Representative may deliver written notice (a “Protest Notice”) to Buyer of any objections that Sellers’ Representative may have with respect to the Adjustment Statement, setting forth in reasonable detail the basis of such objection(s) together with the amount(s) in dispute. Any amount not specifically disputed in the Protest Notice shall be final, conclusive, and binding on the Parties. If Sellers’ Representative does not timely deliver a Protest Notice within such sixty (60) day period, the Adjustment Statement shall be final, conclusive, and binding on the Parties. Upon receipt of a Protest Notice, Buyer and Sellers’ Representative shall attempt in good faith to resolve any dispute regarding the Adjustment Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Sellers’ Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)). If Buyer and Seller are unable to resolve any disagreement with respect to the Adjustment Statement within sixty (60) days following Buyer’s receipt of the Protest Notice, then such dispute shall be submitted to the Accountant (in the manner described in, and pursuant to the terms and conditions of, Section 2.9(b) as though such section applied to resolved disputes over the Adjusted Statements as well), who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within thirty (30) days after such engagement. The resolution of all disputes that are the subject of the Protest Notice by the Accountant shall be final and binding on the Parties. Each of Sellers’ Representative and Buyer shall allow the other party and its Representatives full and commercially reasonable access to the other parties’ books and records relating to the Company and appropriate personnel for purposes of preparing and reviewing the working papers, trial balances and similar materials relating to preparation and review of the Adjustment Statement.

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(d) If the Adjustment Amount, as finally determined pursuant to Section 2.7(c) above (the “Final Adjustment Amount”), is greater than zero (an “Excess”), then within five (5) Business Days after the date on which the Final Adjustment Amount is finally determined, Buyer shall pay, or cause to be paid, to Sellers’ Representative by wire transfer of immediately available funds to the account(s) designated in writing by Sellers’ Representative at least two (2) Business Days prior to the due date, an aggregate amount equal to the Excess, which aggregate amount shall be allocated among the Sellers in the proportions set forth on Schedule 2.2(a).

(e) If the Final Adjustment Amount is less than zero (a “Shortfall”), then within five (5) Business Days after the date on which the Final Adjustment Amount is finally determined, Buyer and Sellers’ Representative shall instruct the Escrow Agent to release to Buyer from the Escrow Account an amount equal to the Shortfall, and if the funds in the Escrow Account are insufficient to fund the entire Shortfall payable to Buyer, the Sellers, shall pay to Buyer their pro rata share (based on the proportions set forth on Schedule 2.2(a)) of the remaining portion of the Shortfall by wire transfer of immediately available funds within five (5) Business Days after the date on which the Final Adjustment Amount is finally determined to the account designated in writing by Buyer at least two (2) Business Days prior to the due date.

(f) Any payments made by Buyer or the Sellers pursuant to this Section 2.7 (other than fees paid to the Accountant) shall be treated by the Parties as an adjustment to the purchase price of the Acquired Interests for U.S. income tax purposes, unless otherwise required by applicable Law.

2.8 Earnout Payments. The Sellers will be entitled to receive, in the aggregate, the Year One Earnout Payment (as defined in Section 2.8(b)), if earned, and/or the Year Two Earnout Payment (as defined in Section 2.8(c)), if earned, in accordance with this Section 2.8 and pursuant to the procedures set forth in Section 2.9 (each, an “Earnout Payment” and collectively, the “Earnout Payments”). The Parties agree that any Earnout Payment will be treated as additional Purchase Price, and no Party will take any position on any Tax Return, in any Proceeding or otherwise, inconsistent with this Section 2.8 unless required by Law. Following the Closing, Buyer shall not take any actions with the intent and for the purpose of preventing the G5 Business Unit from achieving Actual EBITDA targets so that Buyer can avoid making Earnout Payments to the Sellers. Notwithstanding the foregoing, the Sellers acknowledge and agree that Buyer’s Board of Directors and management owe fiduciary duties to stockholders and other stakeholders with respect to Buyer as a whole and must be free to exercise their business judgment and discretion in connection with the operation of Buyer’s business, including that of the G5 Business Unit, allocation of resources, including cash, and organizational priorities. Buyer acknowledges that the G5 Business Unit may require resources, including cash, and support from Buyer in order to facilitate business growth and will provide such resources and support as Buyer from time to time determines are reasonable, necessary or desirable in light of the needs and goals of Buyer for the organization as a whole while considering the needs and goals of the G5 Business Unit.

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(a) Definitions. For the purposes of this Agreement, the following definitions shall apply:

“Actual EBIDTA” means, for any period, the earnings generated by the Company during such period directly from the operation of the Business, for any period (or portion thereof) prior to the Closing, by the Company, and, for any period (or portion thereof) after the Closing, by the G5 Business Unit (but excluding any earnings resulting or derived from any Tuck-in Mergers or Acquisitions), after giving effect to deduction of or provision for all operating and other actual expenses of the Business, all Taxes and reserves (including reserves for deferred Taxes) and all other proper deductions (but excluding any operating or other expenses (i) not directly attributable to the Business or its managers or employees (including costs directly attributable to the integration of the G5 Business Unit into Buyer, net of cost-savings of the G5 Business Unit resulting from such integration (as reasonably determined by Buyer), and (ii) associated with the following, in each case as instituted by Buyer after the Closing without the consent of Kenneth Greenslade or Louis Fantozzi, (A) any payroll or compensation increases, including retention or other extraordinary bonus payments, for current employees of the Company other than customary annual or market increases determined by Buyer after consultation with Kenneth Greenslade or Louis Fantozzi, and (B) expansion of staff other than hiring to replace personnel lost through attrition for any reason or to accommodate growth in the business of the G5 Business Unit as determined by Buyer after consultation with Kenneth Greenslade or Louis Fantozzi), all determined in accordance with GAAP, provided that there shall be excluded:

(A) any restoration of any contingency reserve, except to the extent that provision for such reserve was made out of income during such period;

(B) any net gains or losses on the sale or other disposition, not in the ordinary course of business, of capital assets of the Business, provided that there shall also be excluded any related charges for Taxes thereon;

(C) any net gain arising from any non-recurring sale or revenue item that is outside of the ordinary course of business;

(D) any net gain arising from the collection of the proceeds of any insurance policy;

(E) any general, sales, or administrative overhead expenses or management or oversight fees of Buyer or any other Buyer Affiliated Company, other than such expenses that are directly attributable to the Business or its managers or employees;

(F) any write-up of any asset;

(G) interest expense for the period;

(H) federal, state and local income Taxes for the period; and

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(I) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during the period.

“Actual Revenue” means, for any period, the total revenue generated, for any period (or portion thereof) prior to the Closing, by the Company, and, for any period (or portion thereof) after the Closing, by the G5 Business Unit (but excluding any revenue resulting or derived from any Tuck-in Mergers or Acquisitions), determined in accordance with GAAP; provided, however, for purposes of determining Actual Revenue for any period after the Closing, fifty percent (50%) of any revenue generated by the G5 Business Unit resulting or derived from an in-bound referral or cross-selling from any Buyer Affiliated Company (other than the Company) or from any business unit of Buyer other than the G5 Business Unit (each an “Inbound Referral”), shall be excluded. Buyer or such Buyer Affiliated Company (other than the Company) shall identify any order resulting or derived from an Inbound Referral as such either prior to or within five (5) Business Days after of delivery of such order to the G5 Business Unit by notifying in writing (with email communication acceptable) Kenneth R. Greenslade and Louis R. Fantozzi or their designees (each a “Recipient”). A Recipient shall have five (5) Business Days from receipt of such notice to object to whether it constitutes an Inbound Referral or originated from the G5 Business Unit. Upon receipt of such objection, the Recipient and an executive officer of Buyer shall negotiate in good faith to resolve such dispute within five (5) Business Days thereof. If a Recipient fails to respond or the Parties are unable to resolve such dispute within such applicable timeframes, the order shall be deemed to be an Inbound Referral.

“Earnout Commencement Date” means the first day of the first full calendar month commencing after the Closing Date, unless the Closing Date is the first day of a calendar month, in which case, the Earnout Commencement Date shall be the Closing Date.

“G5 Business Unit” means the Company and/or any business unit of Buyer operating through the use of the assets of the Company after the Closing.

“LPTH Stock Price” means the higher of (1) the average closing price of LPTH Stock, as reported by Bloomberg for the ten (10) trading days prior to (a) the first anniversary of the Closing Date, for purposes of Section 2.8(b) and (b) the second anniversary of the Closing Date, for purposes of Section 2.8(c), as equitably adjusted from time to time after its determination for any stock dividend, stock split, reverse stock split, stock combination or similar event occurring during either of such ten (10) day periods, and (2) the “Minimum Price” pursuant to Nasdaq Listing Rule 5635 applicable to each of such dates,

“Tuck-in Merger or Acquisition” means any merger with or acquisition of any business in which any portion of the acquisition consideration is obtained from Buyer or any Buyer Affiliated Company to pay for such business’s assets or equity.

“Year One Actual EBITDA” means the Actual EBITDA for the one-year period commencing on the Earnout Commencement Date.

“Year One Actual Revenue” means the Actual Revenue for the one-year period commencing on the Earnout Commencement Date.

“Year One Minimum EBITDA” means an amount equal to twenty percent (20%) of Year One Actual Revenue.

“Year One Minimum Revenue” means an amount equal to Twenty-One Million Dollars ($21,000,000.00).

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“Year Two Actual EBITDA” means the Actual EBITDA for the one-year period commencing on the first anniversary of the Earnout Commencement Date.

“Year Two Actual Revenue” means the Actual Revenue for the one-year period commencing on the first anniversary of the Earnout Commencement Date.

“Year Two Minimum EBITDA” means an amount equal to twenty percent (20%) of Year Two Actual Revenue.

“Year Two Minimum Revenue” means an amount equal to Thirty Million Dollars ($30,000,000.00).

(b) Year One Earnout Payment. If (i) the Year One Actual EBITDA is greater than the Year One Minimum EBITDA, (ii) the Year One Actual Revenue is greater than the Year One Minimum Revenue, the “Year One Earnout Payment” shall be Three Million Five Hundred Thousand Dollars ($3,500,000.00); provided, however, the Year One Earnout Payment shall be (A) Seven Million Dollars ($7,000,000.00) if the Year One Actual Revenue is greater than Twenty-Three Million Dollars ($23,000,000.00), (B) Ten Million Five Hundred Thousand Dollars ($10,500,000.00) if the Year One Actual Revenue is greater than Twenty-Five Million Dollars ($25,000,000.00), and (C) Fourteen Million Dollars ($14,000,000.00) if the Year One Actual Revenue is greater than Twenty-Seven Million Dollars ($27,000,000.00). The Year One Earnout Payment, if any, shall be paid within ninety (90) days after the first anniversary of the Earnout Commencement Date, as follows: (x) Buyer shall issue to Sellers’ Representative, on behalf of the Sellers, allocated among the Sellers in the proportions set forth on Schedule 2.2(a), an aggregate number of shares of LPTH Stock equal to (1) thirty percent (30%) of the Year One Earnout Payment, divided by (2) the applicable LPTH Stock Price, and (y) Buyer shall pay to Sellers’ Representative, on behalf of the Sellers, in cash via wire transfer of immediately available funds to an account designated by Sellers’ Representative, an amount equal to seventy percent (70%) of the Year One Earnout Payment, which aggregate amount shall thereafter be allocated among the Sellers in the proportions set forth on Schedule 2.2(a).

(c) Year Two Earnout Payment. If (i) the Year Two Actual EBITDA is greater than the Year Two Minimum EBITDA, (ii) the Year Two Actual Revenue is greater than the Year Two Minimum Revenue, the “Year Two Earnout Payment” shall be Four Million Five Hundred Thousand Dollars ($4,500,000.00); provided, however, the Year Two Earnout Payment shall be Nine Million Dollars ($9,000,000.00) if the Year Two Actual Revenue is greater than Thirty-Three Million Dollars ($33,000,000.00). The Year Two Earnout Payment, if any, shall be paid within ninety (90) days after the second anniversary of the Earnout Commencement Date, as follows: (x) Buyer shall issue to Sellers’ Representative, on behalf of the Sellers, allocated among the Sellers in the proportions set forth on Schedule 2.2(a), an aggregate number of shares of LPTH Stock equal to (1) thirty percent (30%) of the Year Two Earnout Payment, divided by (2) the applicable LPTH Stock Price, and (y) Buyer shall pay to Sellers’ Representative, on behalf of the Sellers, in cash via wire transfer of immediately available funds to an account designated by Sellers’ Representative, an amount equal to seventy percent (70%) of the Year Two Earnout Payment, which aggregate amount shall thereafter be allocated among the Sellers in the proportions set forth on Schedule 2.2(a).

2.9 Procedures Applicable to Determination of the Earnout Payments.

(a) Concurrently with the payment of each Earnout Payment, Buyer shall prepare and deliver to Sellers’ Representative a written statement (an “Earnout Calculation Statement”) setting forth in reasonable detail its determination of such Earnout Payment.

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(b) Sellers’ Representative shall have the greater of (i) forty-five (45) days after receipt of the Earnout Calculation Statement, or (ii) twenty (20) days after Sellers’ Representative has received any backup or supporting information reasonably requested by Sellers’ Representative (provided such request is made within twenty-five (25) days after receipt of the Earnout Calculation Statement) (the “Review Period”) to review the Earnout Calculation Statement and the calculations set forth therein. During the Review Period, Sellers’ Representative and its advisors shall have the right to inspect the Company’s books and records during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of the applicable Earnout Payment. Prior to the expiration of the Review Period, Sellers’ Representative must object to any of the calculations set forth in the Earnout Calculation Statement by delivering a written notice of objection (an “Earnout Calculation Objection Notice”) to Buyer. The Earnout Calculation Objection Notice shall describe the items in the Earnout Calculation Statement that are disputed by Sellers’ Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute and Sellers’ Representative’s determination of the applicable Earnout Payment based on its objections. If Sellers’ Representative fails to deliver an Earnout Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then Buyer’s calculations set forth in the Earnout Calculation Statement shall be final and binding on the Parties. If Sellers’ Representative timely delivers an Earnout Calculation Objection Notice, Buyer and Sellers’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the applicable Earnout Payment. If Buyer and Sellers’ Representative are unable to reach agreement within thirty (30) days after such an Earnout Calculation Objection Notice has been given, all unresolved disputed items (but only such unresolved disputed items) shall be promptly referred by the Parties to Marcum LLP or such other independent accounting firm selected by an agreement between Sellers’ Representative and Buyer (the “Accountant”), who, acting as an arbitrator, shall be engaged to provide a final and conclusive resolution of all unresolved disputes, and the resulting calculation of the applicable Earnout Payment, within thirty (30) days after such engagement. The fees and expenses of the Accountant shall be borne equally by Sellers, on the one hand, and Buyer, on the other hand. The Accountant shall be directed to render a written report on the unresolved disputed items with respect to the calculation of the applicable Earnout Payment as promptly as practicable, but in no event later than thirty (30) days after such submission to the Accountant, and to resolve only those unresolved disputed items set forth in the Earnout Calculation Objection Notice. If unresolved disputed items are submitted to the Accountant, Buyer and Sellers’ Representative shall each furnish to the Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Accountant may reasonably request. The Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Sellers’ Representative, and not by independent review. The resolution of all disputes that are the subject of the Earnout Calculation Objection Notice, and the resulting calculation of the applicable Earnout Payment, by the Accountant shall be final and binding on the Parties.

(c) Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing, Buyer shall have the right to own, operate and control the Company and its business in its sole and absolute discretion after Closing, provided that, during the period beginning on the Closing Date and ending on the second anniversary of the Earnout Commencement Date, without the written consent of Sellers’ Representative: (i) Buyer shall account for the Company and the Business as operated by the Company as a separate business unit (and maintain the Company and the Business as operated by the Company as a separate reporting unit), (ii) general, sales, or administrative overhead expenses of Buyer or any Buyer Affiliated Company (other than such expenses that are directly attributable to the Business or its managers or employees) will not be allocated to the Company or the Business as operated by Company for purposes of determining Actual EBITDA or Actual Revenue pursuant to this Section 2.9, (iii) the Company will be maintained as a separate legal entity, will continue to house and operate the Business, and will not merge with or acquire a significant portion of the stock or assets of any other Person, and (iv) no Seller employed by the Company after Closing will be assigned additional responsibilities that unreasonably and materially interfere with his or her devoting substantially all of his or her time to the operation of the Company, taking into account the fact that the Company will be a subsidiary of a larger and integrated organization after the Closing that will require some responsibilities that are different from or in addition to those required prior to the Closing; provided, however, that no claim can be made under this clause (iv) unless Sellers’ Representative has provided written notice to Buyer of the existence of the specific circumstances Sellers’ Representative believes violates this clause (iv) within thirty (30) days after the initial existence of such circumstances and Buyer has failed to cure such circumstances within thirty (30) days of receiving such notice. Except as expressly set forth in this Section 2.9(c), Buyer has no (and each Seller explicitly disclaims any) express or implied obligations to operate the Company or conduct its business in any particular manner after Closing; provided, however, that Buyer shall not, directly or indirectly, take any actions in bad faith with the primary purpose of avoiding or reducing any Earnout Payment hereunder. Nothing in this Agreement creates a fiduciary duty on the part of Buyer to any Seller in respect of any Earnout Payment.

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2.10 Purchase Price Allocation. Within sixty (60) days following the determination of the Final Adjustment Amount, Buyer shall deliver to Sellers’ Representative an allocation statement with its allocation of the Purchase Price (and any other amounts required by Law to be included in such allocation) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate) consistent with the methodology set forth on Schedule 2.10; provided, however, that the allocation to restrictive covenants shall not exceed Fifty Thousand Dollars ($50,000) in the aggregate; provided, further, that the Parties acknowledge and agree that this limitation shall not in any way limit any available recoveries of Buyer Indemnified Persons for any violations or breaches of any restrictive covenants set forth in Section 5.4 of this Agreement. If Sellers’ Representative does not notify Buyer in writing within thirty (30) calendar days following Sellers’ Representative’s receipt of the allocation that Sellers’ Representative objects to the allocation, the allocation as delivered by Buyer shall be final and binding upon the Parties. If within such 30-calendar day period Sellers’ Representative so notifies Buyer in writing (along with a reasonable explanation of the basis of any such disputed item), Buyer and Sellers’ Representative shall negotiate in good faith to resolve the disputed matters. If Buyer and Sellers’ Representative are unable to resolve all of the disputed matters within thirty (30) calendar days following Buyer’s receipt of Sellers’ Representative’s written notice of objection, Buyer and Sellers’ Representative shall promptly refer the dispute to the Accountant, and the Accountant shall make a determination (in the manner described in, and pursuant to the terms and conditions of, Section 2.9(b) as though such section applied to resolved disputes over the allocation as well) as to the disputed matters and shall revise the allocation as necessary (and consistent with the allocation methodology set forth on Schedule 2.10 to reflect such determination. The Accountant’s determination with respect to such disputed matters and the revised Allocation Schedule it prepares shall be final and binding upon the parties; provided that the Accountant shall only decide the specific items under dispute by the Parties and their decision for each disputed matter must be within the range of values assigned to each item by the Parties. The Parties agree, for all Tax purposes, to be bound by any final and binding allocation established in accordance with this Section 2.10. Neither the Parties nor any of their respective Affiliates shall take any position on any Tax Return or in any Tax Proceeding which is inconsistent with the allocation unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Tax Law); provided, that if there are any subsequent adjustments to the Purchase Price pursuant to the terms of this Agreement, the Parties agree to update the allocation on a basis consistent with the original allocation, prepare and file all Tax Returns (including amended Tax Returns and claims for refund) in a manner consistent with the updated allocation, and neither the Parties nor any of their respective Affiliates shall take any position on any Tax Return or in any Tax contest, proceeding, audit, appeals or litigation which is inconsistent with such updated allocation unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Tax Law).

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2.11 Intended Tax Treatment. The Parties agree that the transactions contemplated by this Agreement will be treated as a transaction governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2). The Parties further agree that for New Hampshire taxation purposes, the transactions contemplated by this Agreement will be treated as a sale of equity interests by the Sellers and that no step-up in basis of the assets of the Company will occur for New Hampshire Business Profits Tax purposes. Accordingly, the Parties agree that no election shall be made pursuant to N.H. RSA 77-A:4, XIV(b) to recognize, for New Hampshire Business Profits Tax purposes, the basis increase of assets of the Company which occurs for federal income tax purposes as a result of the transactions contemplated by this Agreement. As a result, the Parties acknowledge that for tax years ending after the Closing Date, the Company shall be required pursuant to N.H. RSA 77-A:4, XIV(a) to add to its gross business profits an amount equal to the additional annual depreciation or amortization due to the federal basis increase in its assets as well as to recognize gain or loss on the sale of such assets without regard to such basis increase. No Party will take any position on any Tax Return, in any Proceeding or otherwise, inconsistent with this Section 2.11 unless required by Law.

2.12 Withholding. Notwithstanding any other provision of this Agreement to the contrary, or any other provision of any other Transaction Document to the contrary, any Person that may be required by Law to deduct and withhold from any amounts payable to any Person pursuant to this Agreement, any other Transaction Document, or any other agreement as a result of the transactions contemplated hereby or thereby, shall be entitled to deduct and withhold all such amounts as it is required to deduct and withhold in connection with the foregoing under or in respect of any provision of Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement, and each other applicable agreement, as having been paid to the Person in respect of which such amount was payable to prior to any such deduction or withholding. Payor shall consider any applicable and fully and properly completed documentation or certifications to reduce or eliminate the amount of withholding to the extent permitted under applicable Law provided to the payor in advance of any payment date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in Seller Disclosure Schedule, the Sellers hereby jointly and severally represent and warrant to Buyer as follows:

3.1 Organization and Qualification. The Company is a limited liability company duly organized, validly existing, and subsisting under the Laws of New Hampshire and has all the requisite limited liability company power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Schedule 3.1 sets forth each jurisdiction in which the Company is duly licensed or qualified to do business, and the Company is duly licensed or qualified to do business in each jurisdiction in which the Laws of such jurisdiction, the ownership, operation, or leasing of its properties or assets, or the conduct of its business require it to be so qualified. The Company does not own or have any interest in any shares or otherwise have an ownership interest in any other Person.

3.2 Organizational Documents. The Sellers have made available to Buyer true and complete copies of the Organizational Documents of the Company as presently in effect. There are no other Organizational Documents in effect other than those set forth on Schedule 3.2. The Company is not in violation of any of its respective Organizational Documents.

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3.3 Title. Each Seller (a) owns of record and beneficially and has good and valid title to the Acquired Interests set forth on Schedule 3.3, free and clear of all Liens and (b) has full power, right, and authority to sell or contribute, assign, transfer, and deliver the Acquired Interests to Buyer. No financing statement under the Uniform Commercial Code or similar Law naming any Seller as debtor and describing its equity interests in the Company as collateral has been filed in any jurisdiction, and no Seller is a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement.

3.4 Capitalization.

(a) The authorized, issued and outstanding membership interests of the Company consist entirely of the Acquired Interests set forth on Schedule 3.4(a), all of which are owned beneficially and of record by the Sellers as set forth on Schedule 3.4(a), in all cases free and clear of all Liens. The Acquired Interests represent one hundred percent (100%) of the outstanding equity interests of the Company. All of the equity interests of the Company are validly issued, fully paid, and nonassessable. The Acquired Interests were issued in compliance with applicable Laws, and were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which any Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. As of the Closing, the transactions contemplated hereby will have been effected in compliance with all applicable Laws and will not have been in violation the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which any Seller or the Company is a party and will not be subject to or in violation of any preemptive or similar rights of any Person.

(b) None of the Acquired Interests are subject to any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right, or any similar right, except as expressly set forth in the Organizational Documents of the Company.

(c) Except as set forth on Schedule 3.4(c), (i) there are no outstanding securities, options, warrants, calls, rights, convertible, or exchangeable securities or obligations of any kind (contingent or otherwise) to which the Company or any Seller is a party or by which it is bound obligating the Company or any Seller to issue, deliver, or sell any equity securities or securities convertible into or exchangeable for equity securities of the Company or obligating the Company to issue, grant, extend, or enter into any such security, option, warrant, call, right, or obligation; (ii) there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire, directly or indirectly, any securities (or options or warrants to acquire any such securities) of the Company; (iii) the Company is not a party to or bound by any Contract granting any equity, option, equity appreciation, phantom equity, profit participation, or similar right or any participation right in the revenue or profits of the Company; and (iv) there are no Contracts with respect to the (A) voting of any membership interest of the Company (including any proxy or manager nomination rights) or (B) transfer of, or transfer restrictions on, any membership interest of the Company.

(d) Except as set forth on Schedule 3.4(d), the Company does not have any Indebtedness.

3.5 Authority; Enforceability. Each Seller has the requisite power, capacity and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party, and each instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller and the Company of this Agreement, each other Transaction Document, and each instrument required to be executed and delivered by it prior to or at the Closing, the performance of its obligations hereunder and thereunder. The consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. No other actions on the part of any Seller or the Company are necessary to authorize this Agreement, any Transaction Document to which it is a party, or any instrument required to be executed and delivered by it prior to or at the Closing or the consummation of transactions contemplated hereby or thereby. This Agreement, each other Transaction Document to which it is a party, and each instrument required to be executed and delivered by it has been duly and validly executed and delivered by each Seller and the Company and, assuming the due authorization, execution, and delivery thereof by the other parties thereto, constitutes a legal, valid, and binding obligation of each Seller and the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

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3.6 No Conflict; Required Filings and Consents. Except as set forth in Schedule 3.6, the execution and delivery by each Seller and the Company of this Agreement, the other Transaction Documents to which they are a party, or any instrument required by this Agreement to be executed and delivered by each Seller and the Company on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which it is a party, and any instrument required by this Agreement to be executed and delivered by it on or prior to the Closing shall not, with or without the passage of time, the giving of notice or both, (i) conflict with, require a consent or notice under, or violate the Organizational Documents of the Company or, if applicable, each Seller, (ii) conflict with, require a consent or notice under, or violate any Law or any Order applicable to any Seller or the Company or by which any of its properties, rights, or assets is bound or affected, or (iii) result in any breach or violation of, require a consent or notice under, constitute a default under, impair the rights or alter the rights or obligations of any party under, give to others any rights of termination, amendment, acceleration, or cancellation of any Contract to which the Company is a party or by which the Company or its properties, rights, or assets is bound; or (iv) result in the creation or imposition of any Lien on any of the properties, rights or assets of the Company. Except as set forth in Schedule 3.6, no Governmental Approval of, or Filing to, any Governmental Authority or other Person is required to be obtained or made by any Seller or the Company in connection with the execution, delivery, and performance by any Seller or the Company of this Agreement or the Transaction Documents to which any Seller or the Company is a party or the consummation of the transactions contemplated hereby or thereby.

3.7 Company Contracts.

(a) Schedule 3.7(a) sets forth a true and complete list of all Contracts to which the Company is a party or is otherwise bound as of the Signing Date (“Company Contracts”), which list shall be separated by the following categories:

(i) any agreement for the employment of any officer, employee, or other individual on a full-time or consulting basis;

(ii) Contracts, including those with customers, involving (A) revenues or receipts in excess of $20,000 or (B) expenditures or payables in excess of $20,000, in the aggregate during the twelve (12) months ended on the Balance Sheet Date, in each case, that are not cancelable by the Company without liability for penalty upon sixty (60) days’ notice or less;

(iii) Contracts relating to Indebtedness (other than Indebtedness of the type described in clauses (vi) through (ix) of the definition thereof or involving less than $10,000), including each material agreement guaranteeing, or providing security for, Indebtedness;

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(iv) Contracts containing covenants limiting the freedom of the Company to (A) compete with any Person or in any line of business or in any geographic area or (B) use, develop, distribute, or exploit any Company Intellectual Property owned or exclusively licensed by the Company (including exclusive license grants thereof to any Person);

(v) Contracts involving a joint venture, partnership, or similar arrangement;

(vi) leases, subleases, licenses, sublicenses, or similar Contracts (A) representing an interest in or in respect of (1) any real property or (2) any other tangible rights, assets, or properties or (B) pursuant to which the Company (1) has been granted a license, covenant-not-to-sue, co-existence agreement, settlement agreement, or other right, title, or interest with respect to any Company Intellectual Property from any third Person, or (2) has granted a license, covenant-not-to-sue, co-existence agreement, settlement agreement, or other right, title, or interest with respect to any Company Intellectual Property owned or exclusively licensed by the Company to any third Person, other than non-exclusive licenses granted by the Company to its customers in the ordinary course of business (each Contract contemplated by this clause (B), an “IP License”);

(vii) Contracts pursuant to which the Company has agreed to settle or compromise any pending or threatened Proceeding, other than settlement agreements entered into prior to the Signing Date under which the Company does not have any continuing obligations, liabilities, or rights (excluding immaterial releases);

(viii) collective bargaining agreements, labor Contracts, or other Contracts with any labor union, any employee organization, or any other employee representative body;

(ix) Contracts relating to the future disposition or acquisition of a business by the Company, any merger or business combination with respect to any Company, any completed business acquisition or disposition by the Company within the last year, or pursuant to which the Company has continuing obligations;

(x) Contracts granting any customer a right to “most favored nation” or any other similar preferred pricing terms;

(xi) Contracts with a Material Vendor;

(xii) Contracts the primary purpose of which are to obligate the Company to defend, indemnify, hold harmless, advance attorneys’ fees or expenses to, or exculpate, any other Person;

(xiii) any agency, dealer, distributor, sales representative, marketing, or other similar Contracts;

(xiv) Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xv) Contracts to enter into any of the foregoing; and

(xvi) any other Contract not previously disclosed pursuant to the foregoing.

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(b) True and complete copies of all Company Contracts as of the Signing Date have been made available to Buyer by the Sellers. Except for Company Contracts which expire by or are terminated pursuant to their terms after the Signing Date, each Company Contract is in full force and effect, is a valid, legal, and binding obligation of the Company and each other party thereto, and is enforceable in accordance with its terms against the Company and each other party thereto, subject in each case to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Neither the Company nor, to the knowledge of the Sellers, any other party to any Company Contract, is in default, material breach, or violation of any Company Contract, nor has any event occurred that with the lapse of time, or the giving of notice, or both, would constitute a default, material breach or violation under any Company Contract. During the last twelve (12) months, the Company has not given to, or received from, any other party to any Company Contract, any notice regarding any default, breach, or violation under any Company Contract. Except as set forth on Schedule 3.7(b), the Company has not given to, or received from, any other party to any Company Contract, any notice regarding any intention to terminate or not renew any Company Contract.

3.8 Government Contracts.

(a) During the past five (5) years, the Company has not breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract nor received notice that the Company (i) has breached or violated any Law, certification, representation, clause or provision, (ii) is in breach of any Government Contract or Government Bid or (iii) is subject to any cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Authority. No Government Bid submitted by the Company has been found to be non-responsive.

(b) No notice of termination, cure notice, show cause notice or other indication of termination is currently, or during the past five (5) years has been, in effect pertaining to any Government Contract.

(c) Neither the Company nor any of its officers, members, or managers, (i) has been or is currently suspended, excluded, or debarred from contracting with the federal or any state government, or (ii) has been or is subject to an investigation or proceeding by any Governmental Authority that could result in such suspension, exclusion, or debarment.

(d) With respect to each Government Contract and Government Bid: (i) all pricing discounts have been properly reported to and credited to the customer; (ii) the Company has not received any notice of any interruption or decrease in the purchasing of products or services or reasonably expects such an interruption or decrease to result from this transaction; (iii) the Company fully expects and intends to perform all obligations thereunder and the Company has or will obtain all Governmental Authority authorizations and all third-party certifications and approvals required for such performance; (iv) neither the Company nor any of its officers or employees have had access to confidential or non-public information to which they were not lawfully entitled; (v) the Company has not violated any requirements associated with offers of employment or the employment of current or former officials or employees of a Governmental Authority; (vi) there are no applicable overhead rate ceilings; and (vii) there are no assignment of revenues or anticipated revenues.

(e) Except as listed on Schedule 3.8(e), the Company has not submitted certified cost or pricing data to any Governmental Authority or otherwise with respect to any Government Contract during the past ten (10) years.

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(f) All invoices and claims submitted for payment, reimbursement or adjustment submitted by the Company were current, accurate and complete in all material respects as of their respective submission dates.

(g) Neither the Company nor any of its officers, directors or employees is or during the past five (5) years has been under or subject to any administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding or audit pertaining to an alleged or potential violation of any requirement, regulation or Law applicable to any Government Contract or Government Bid.

(h) During the past ten (10) years, other than in the ordinary course of business consistent with past practice, the Company has not conducted or initiated any internal investigation, made a voluntary disclosure or been under any obligation to disclose to any Governmental Authority, or any other Person with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(i) The Company maintains adequate systems of internal controls appropriate for its operations including cost accounting systems, estimating systems, purchasing systems, proposal systems and billing systems that are in compliance with all relevant and applicable requirements of the Company’s Government Contracts.

(j) There are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to the Company’s Government Contracts.

(k) All representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental Authority or any other Person in connection with any Government Contract during the past ten (10) years were current, accurate and complete in all respects as of their respective effective dates and the Company has provided any reasonably required updates to such representations, certifications and statements.

(l) Except as set forth on Schedule 3.8(l), as to each Government Contract related to the Company, no such Government Contract has been awarded to the Company based on the Company's having small business status, small disadvantaged business status, protégé status, or other preferential status afforded by applicable Law.

(m) Neither the Company nor any of its officers, directors or employees have (i) used any funds of the Company to offer or provide any kickback, bribe, or unlawful gift or gratuity or (ii) made any unlawful expenditures relating to political activity (the foregoing clauses (i) or (ii), collectively, an “Unlawful Payment”). The Company has not received notice of any Unlawful Payment and the Company has controls to detect and prevent, where possible, any such Unlawful Payments.

(n) There are no outstanding claims, disputes or other Claims with the Company arising under or relating to any Government Contract or Government Bid.

3.9 Compliance.

(a) The Company is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Laws. Since January 1, 2019, the Company has not (i) received written notice alleging any non-compliance with any Law, or (ii) been investigated by any Governmental Authority with regard to actual or alleged non-compliance with any Law. The Company has made available to Buyer substantially all materials within the Company’s possession or control relevant to compliance with such Laws, and has identified to Buyer all risks and Liabilities that the Company deems material with respect thereto.

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(b) Schedule 3.9(b) contains a list of all Permits owned or held by the Company or its employees that are required for the Company or such employee to conduct its business as it is currently conducted (the “Company Permits”). The Company Permits are valid and in full force and effect. The Company complies in all material respects with the Company Permits. No Governmental Authority has given written notice to the Company that it has commenced or intends to commence a Proceeding to revoke, cancel, terminate, suspend, restrict, or modify any Company Permit, or given written notice that it intends not to renew any Company Permit.

(c) Neither the Company nor any of its Representatives is currently, or has been in the last ten (10) years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, United States import and export laws and regulations, including, but not limited to, those specified in (a) the International Traffic in Arms Regulations (ITAR), 22 CFR Part 120 et seq., (b) the Export Administration Regulations (EAR), 15 CFR Part 730 et seq., and (c) the regulations of the United States Treasury Office of Foreign Assets Control (OFAC), 31 Part 500 et seq., and (d) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”). The Company has not violated any U.S. or foreign Trade Control Laws, or been the subject of an investigation or other inquiry concerning any violation of any Trade Control Laws or subject to civil or criminal penalties imposed by a Governmental Authority, or made a voluntary disclosure with respect to violations or alleged violations of those laws or regulations.

(d) Neither the Company nor any of its Representatives has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any Anti-Corruption Laws.

(e) The Company has not, in connection with or relating to the business of the Company and in the last five (5) years, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(f) Without limiting the generality of the foregoing, no allegation of sexual harassment has been made against any Representative of the Company at any time during the last five (5) years.

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3.10 Financial Statements.

(a) Schedule 3.10(a) contains true and complete copies of the (i) unaudited balance sheet of the Company as of December 31, 2021, December 31, 2022 and December 31, 2023 and the related unaudited statements of income, cash flows and changes in equityholders’ equity (deficiency) for the fiscal year then ended (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company as of September 30, 2024 and the related statements of income and cash flows for the nine-month period then ended (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). As used herein, “Balance Sheet Date” means the date of the latest balance sheet included in the Financial Statements. The Financial Statements were prepared from and in accordance and compliance with GAAP and the books and records of the Company and present fairly the consolidated financial position and results of operations of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP and sound accounting practices applied on a consistent basis. When delivered pursuant to Section 5.14, the Pre-Closing Financial Statements will be prepared from and in accordance and compliance with GAAP and the books and records of the Company and present fairly the consolidated financial position and results of operations of the Company as of the dates and for the periods indicated in such Pre-Closing Financial Statements in conformity with GAAP and sound accounting practices applied on a consistent basis.

(b) Except as set forth on Schedule 3.10(b), the Company does not have any Liabilities, except for Liabilities, (i) reflected or reserved for on the face of the Interim Financial Statements, (ii) that have arisen since the Balance Sheet Date in the ordinary course of the operation of business of the Company and that do not arise from any breach of Contract or violation of Law, or (iii) incurred directly pursuant to the transactions contemplated by this Agreement or the other Transaction Documents. Schedule 3.10(b) lists all Liabilities of the Company that by the terms thereof require payment or performance in an aggregate amount in excess of $5,000 and that are not included in the Interim Financial Statements.

(c) The systems of internal controls over financial reporting with respect to the Company are sufficient in all material respects to provide reasonable assurance that (i) as of the date the Financial Statements shall be delivered to Buyer, transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and to maintain accountability for the assets of the Business, and (ii) the Financial Statements accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Company in all materials respects. No financial statements of any Person other than the Company are required by GAAP to be included or reflected in any of the foregoing Financial Statements.

3.11 Absence of Certain Changes or Events. Except as set forth on Schedule 3.11, since December 31, 2023, the Company has conducted its business in the ordinary course of business substantially consistent with past practice and there has not been, with respect to the Company, any:

(a) change in the assets, liabilities, business, prospects, results of operations or financial condition of the Company or any Seller that has or could be reasonably expected to have a Material Adverse Effect;

(b) declaration, setting aside or payment of any distribution (in cash or in kind) by the Company to its owner(s), or any direct or indirect redemption, purchase or other acquisition by the Company or any Seller of any equity interests of the Company, or any options, rights or agreements to purchase or acquire any equity interests of the Company;

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(c) increase in amounts payable by the Company to or for the benefit of, or committed to be paid by the Company to or for the benefit of, any Seller or any officer, director or other consultant, agent or employee of the Company whose total annual compensation exceeds $125,000, or any relatives of such Person, or any increase in any benefits granted under any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with or for the benefit of any current or former employee of the Company;

(d) transaction entered into or carried out by the Company other than in the ordinary course of business;

(e) borrowing or agreement to borrow funds by the Company; any incurring by the Company of any other Liability, except Liabilities incurred in the ordinary course of business, or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other Person by the Company;

(f) material change in the Company’s method of doing business or any change in the Company’s accounting principles or practices or the Company’s method of application of such principles or practices;

(g) Lien imposed or agreed to be imposed on or with respect to the property or assets of the Company;

(h) sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of the properties or assets of the Company;

(i) purchase of or any agreement to purchase assets for an amount in excess of $25,000 for any one or more purchases made by the Company or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by the Company exceeding an aggregate amount of $25,000;

(j) loan, advance or capital contribution made by the Company to any Person;

(k) modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any term, condition or provision of any Contract to which the Company is a party, other than any satisfaction by performance in accordance with the terms thereof in the ordinary course of business;

(l) labor dispute or disturbance adversely affecting the business, operations or condition (financial or otherwise) of the Company, including, without limitation, the filing of any petition or charge of unfair or discriminatory labor practice with any governmental or regulatory authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slowdown;

(m) filing, change, or revocation of any Tax election, change of any annual accounting period in respect of Taxes, adoption or change of any accounting method in respect of Taxes, entrance into any closing agreement (or similar agreement with a Governmental Authority) relating to any Tax, or settlement or compromise of any Tax claim, audit, procedure, assessment or Tax liability, filing of any Tax Return in a manner inconsistent with past practice or inconsistent with applicable Law, filing of any amended Tax Return, entry into any Tax allocation, sharing or indemnity agreement, surrender of a right to claim a Tax refund, consent to an extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, making of any voluntary Tax disclosure or Tax amnesty filing or any entrance into any closing agreement with respect to Taxes, other similar action or omission relating to the filing of any Tax Return or the payment of any Tax, if any such action or omission would have the effect of increasing the Tax liability of any of the Company or for which Buyer or any of its Affiliates (including the Company after the Closing) would be responsible or would otherwise acquire pursuant to this Agreement, or deferring the withholding, deposit or payment of any payroll Tax obligations pursuant to any COVID-19 Measures; or

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(n) Contract entered into by the Company, other than any Contract that (i) is set forth on Section 3.7(a) of the Seller Disclosure Schedule or (ii) has been terminated prior to the Signing Date with no further Liability of the Company thereunder or relating thereto.

3.12 Absence of Litigation, Claims and Orders. Except as set forth on Schedule 3.12, there are no, and since December 31, 2023, there have been no (a) Claims or Proceedings pending or, to the knowledge of the Sellers, threatened against the Company or the Company’s properties, rights or assets which resulted or would reasonably be expected to result in more than $10,000 in liability to the Company, or (b) Orders outstanding to which the Company or any of the Company’s properties, rights or assets is subject. There are no Claims or Proceedings pending or, to the knowledge of the Sellers, threatened on behalf of or against any Seller or the Company that challenge (i) the validity of this Agreement or any other Transaction Document to which any Seller or the Company is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which any Seller or the Company is a party or in connection with the transactions contemplated hereby and thereby.

3.13 Employee Benefit Plans.

(a) Employee Benefit Plans. Schedule 3.13(a) sets forth a true and complete list of all plans, policies, programs, agreements or arrangements that are (i) “employee benefit plans” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), (ii) employment agreements, agreements with individual consultants or contractors, stock options, equity compensation, or other equity-based plans or arrangements, phantom interest, bonus, incentive, nonqualified or deferred compensation, retirement, pension, profit sharing severance, termination pay, salary continuation, retention or stay-on, change in control, vacation, welfare-benefit, health, retiree health or welfare, life, disability, accident, reimbursement, fringe-benefit, or similar agreement, practice, policy, plan, fund, program, or arrangement of any kind (whether or not reduced to writing) and all other employee benefit plans, contracts, policies, programs, funds agreements or arrangements, in each case, that (A) the Company sponsors or maintains, or to which the Company contributes or is obligated to contribute, or under which the Company has any present or future obligations or liability (contingent or otherwise) with respect to current or former employees, directors, officers or stockholders of the Company (or their dependents or beneficiaries) or (B) with respect to which the Company is party or has or would reasonably be expected to have any liability or obligation) (each of the foregoing being referred to in this Agreement as an “Employee Plan”).

(b) Compliance. Each Employee Plan is in compliance with ERISA, the Code, and all other laws applicable to such Employee Plan, and each Employee Plan has been established, maintained, administered and operated in accordance with its terms, any related documents or agreements, and applicable Law. There is no pending or, to the knowledge of the Sellers, threatened Proceeding (other than routine claims for benefits) relating to any Employee Plan and, since January 1, 2018, none of the Employee Plans have been under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority. All benefits, contributions and premiums required by and due under the terms of each Employee Plan or applicable Law have been timely paid.

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(c) Benefit Plan Documents. With respect to each Employee Plan, the Sellers have made available to Buyer, as applicable, true, correct, and complete copies of, as applicable, (i) all plan documents, including all amendments thereto, (ii) all summary plan descriptions description (and any summaries of modifications with respect thereto), (iii) the most recent annual report (including any reports on Form 5500, with schedules and attachments) filed with the IRS, and (iv) the most recent determination, opinion, or other qualification letter from the IRS with respect to any Employee Plan intended to be qualified under Section 401(a) of the Code; (v) the most recent actuarial reports; (vi) nondiscrimination testing for the most recently completed three plan years; (vii) copies of any notices to or from the IRS or any office or representative of the U.S. Department of Labor or any other Governmental Authority dated within the past three years (or such longer period if the matter contained in such notice is currently unresolved) relating to any compliance issues; (viii) all current trust agreements, insurance contracts and administrative services agreements relating to the funding or payment of benefits; and (ix) all Forms 1094-C and 1095-C filed by any Employee Plan that is subject to Section 4980H of the Code since 2020.

(d) Plan Qualification. Each Employee Plan that is intended to qualify under Section 401(a) of the Code does so qualify and either is a prototype plan covered by an IRS opinion letter, or has received a favorable determination letter from the IRS, and the IRS has not taken and does not have grounds to take action to revoke any such letter.

(e) Multiemployer Plans. The Company does not participate in, contribute to, or have any liability (contingent or otherwise) with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code (“Multiemployer Plan”), a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or a “multiple employer plan” within the meaning of Section 413(c) of the Code.

(f) Section 4980B. With respect to each Employee Plan that is a group health plan benefiting any current or former employee of the Company that is subject to Section 4980B of the Code, the Company has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. The Company has no obligation to contribute to any funded or unfunded employee welfare plan, Multiemployer Plan or other plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or similar laws.

(g) Affordable Care Act. The Company is, and has been, in compliance with the applicable provisions of the Patient Protection and Affordable Care Act (the “Affordable Care Act”), and no event has occurred, and, to the knowledge of the Sellers, no condition or circumstance exists, that would reasonably be expected to subject the Company to any liability, penalties, or Taxes under Sections 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Affordable Care Act. The Company has not been assessed and the Sellers have no knowledge of any proposed assessment of any Taxes under Sections 4980D, 4980H, 6721 or 6722 of the Code.

(h) Each Employee Plan subject to Section 409A of the Code (if any) is in compliance therewith, such that no Taxes or interest will be due and owing in respect of such Employee Plan failing to be in compliance therewith. The Company has no obligation to “gross-up” or otherwise indemnify any individual for any Tax, including under Sections 409A and 4999 of the Code.

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(i) There have not been any non-exempt prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company.

(j) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement do not constitute a triggering event under any Employee Plan, whether or not legally enforceable, that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee, member, shareholder, officer, director or manager of the Company.

3.14 Labor Matters.

(a) The Company is not a party to, or bound by or otherwise subject to, any collective bargaining agreement, Contract, or other agreement or understanding with a labor union, labor organization, employee association, or other employee representative body (each, a “Labor Union”), and no such Contract is being negotiated by the Company. No employee of the Company is represented by a Labor Union and the Company has no duty to bargain with any Labor Union. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Sellers, threatened involving employees of the Company, and there have been no such efforts since January 1, 2021. Since January 1, 2021, no petition or demand for recognition of a bargaining representative has been made or filed, or, to the knowledge of the Sellers, threatened to be made or filed, with any labor relations board or other Governmental Authority, by or on behalf of any Labor Union involving employees of the Company. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work, or other similar labor disruption affecting the Company or any employees of the Company.

(b) Except as set forth on Schedule 3.14(b), there are no pending or, to the knowledge of the Sellers, threatened Claims or Proceedings, charges, complaints, audits, or investigations under federal, state, or local law against the Company before any Governmental Authority regarding employment discrimination, disability rights or reasonable accommodation, medical leave, pay equity, the Pandemic, safety, or other employment-related charges or complaints, unfair labor practice, grievance, background checks, drug testing, salary history inquiries, leaves of absence, paid sick leave, whistleblowing, wage and hour claims, including, without limitation, related to minimum wage, meal and rest breaks, overtime, or misclassification, WARN Act claims, immigration, unemployment compensation claims, workers’ compensation claims, or any other claims brought by any current or former job applicant of the Company or arising from or relating to the employment, including, without limitation, the hiring or firing, of any of the employees of the Company or relationship of the Company, including, without limitation, engagement or termination, with any independent contractor.

(c) The Company is, and since January 1, 2021 has been, in compliance, in all material respects, with all applicable foreign, federal, state, and local Laws respecting employment and employment practices and terms and conditions of employment, as they relate to employees, interns, consultants, and independent contractors of the Company, including, without limitation, all Laws relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick or family leave, including emergency leave under the Families First Coronavirus Response Act or applicable state law, whistleblowing, and unemployment insurance. All individuals characterized and treated by the Company as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified as exempt. Any individual performing services for the Business who has been classified as an independent contractor, as an employee of some other entity whose services are leased to the Company or as any other non‑employee category, has been correctly so classified and is, or was, in fact, not a common law employee.

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(d) The Company has not effectuated any “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “Warn Act”) or any similar state or local Law) or a “mass layoff” (as defined in the Warn Act, or any similar state or local Law) since January 1, 2021, and it has no plans to undertake any action in the future that would trigger the Warn Act or any similar state or local Law.

(e) Schedule 3.14(e) sets forth a true and complete list of all employees, consultants and independent contractors of the Company, together with their name, current title and total salary, bonus, fringe benefits and perquisites received in the year ended December 31, 2023, and any changes to the foregoing since December 31, 2023.

(f) All compensation, including wages, commissions, bonuses, fees, or other compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or before the Signing Date have been paid in full as of the Signing Date, and all compensation, including wages, commissions, bonuses, fees, or other compensation payable to all employees, independent contractors, or consultants of the Company for services performed prior to the Closing Date will be paid in full on or before the Closing Date. There are no outstanding agreements, understandings, or commitments of the Company or any Seller regarding any compensation, wages, commissions, bonuses, severance, or fees, except as set forth on Schedule 3.14(f).

(g) The Company has provided to Buyer all inspection reports issued under the Federal Occupational Safety and Health Act of 1970, as amended from time to time (“OSHA”) or any other occupational health and safety legislation. There are no outstanding inspection orders or any pending or, to the knowledge of the Sellers, threatened charges under OSHA or any other applicable occupational health and safety legislation. There have been no fatal or OSHA reportable accidents that could lead to charges under OSHA or any other applicable occupational health and safety legislation. The Company has complied in all material respects with any Orders issued to the Company under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any Orders that are currently outstanding.

(h) Except as set forth on Schedule 3.14(h), there is not pending against the Company any workers’ compensation claims, and there are no facts that would give rise to such a claim or complaint. The Company has not received any notice of a citation, penalty, or assessment from any Governmental Authority with responsibility for workers’ compensation or occupational safety and health. The Company is in material compliance with all Laws respecting worker’s compensation.

3.15 Real Property and Assets. The Company does not own, nor has it ever owned, any real property.

(a) Schedule 3.15(a) lists (i) all real property with respect to which the Company holds a leasehold interest or otherwise has a license to use (the “Company Leased Real Property”), including for each such Company Leased Real Property, the common name and physical address for such Company Leased Real Property and (ii) each Contract, together with all amendments thereto and guarantees thereof, under which the Company leases or otherwise has the right to use any Company Leased Real Property (such agreements collectively for each Company Leased Real Property, a “Lease”). Except as set forth on Schedule 3.15(a), the Company has not entered into any subleases, arrangements, licenses, or other agreements relating to the use or occupancy of all or any portion of the Company Leased Real Property by any Person other than the Company. Except as set forth in Schedule 3.15(a), the Company has not agreed to (A) purchase or lease, nor is the Company obligated to purchase or lease, any real property or (B) dispose of any interest in any of the Leased Real Property or any Lease. True and complete copies of the Lease documents for each of the Company Leased Real Properties have been made available by the Company to Buyer. Except as set forth in Schedule 3.15(a), (i) each Lease is in full force and effect and the Company has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Company Leased Real Property and (ii) there are no existing defaults or conditions, matters, or events that, with or without the passage of time, the giving of notice, or both, would constitute an event of default under a Lease by the Company or any other party to a Lease.

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(b) The Company owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned by it on the latest balance sheet included in the Financial Statements (except for such personal property sold or disposed of subsequent to the Balance Sheet Date in the ordinary course of business) or otherwise necessary for the conduct of its business as currently conducted, free and clear of all Liens.

(c) All material equipment, furniture, supplies, computer hardware and other tangible personal property owned or used by the Company is listed in commercially reasonable detail on Schedule 3.15(c). Except as set forth on Schedule 3.15(c), the Company has good, valid and marketable title to all of its assets and properties of every kind, nature and description, tangible or intangible, known and unknown, wherever located (including all property and assets shown or reflected on the Most Recent Balance Sheet) (collectively, the “Company Assets”), and all of the Company Assets are held free and clear of all Liens. Except as set forth on Schedule 3.15(c), no financing statement under the Uniform Commercial Code or similar Law naming the Company as a debtor has been filed in any jurisdiction, and the Company is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement. The Company owns, licenses or otherwise has adequate rights to use the Company Assets in the manner in which they are presently being used. None of the Company Assets or the Company’s rights thereto is subject to any actual or, to the knowledge of the Sellers, threatened proceeding which could reasonably be expected to result in the revocation, termination, supervision, cancellation or adverse modification of any such property or rights thereto. The Company Assets constitute all of the assets used in the conduct of the Business as currently conducted and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. The Company Assets that consist of buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Company Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.16 Taxes. Except as set forth on Schedule 3.16:

(a) The Company has timely filed (after giving effect to applicable extensions) with the appropriate Governmental Authority all Tax Returns required by Law to be filed by or with respect to it. All such Tax Returns were true, correct, and complete and prepared in compliance with applicable Law, and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or non-U.S. Law.

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(b) All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full. The unpaid Taxes of the Company attributable to Pre-Closing Tax Periods shall not, as of the close of business on the Closing Date, exceed the amount of Tax Liabilities expressly taken into account in the final determination of Closing Date Indebtedness and Closing Date Net Working Capital. Since the Balance Sheet Date, the Company has not incurred any material liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(c) The Company has (i) duly and timely withheld all Taxes required to be withheld by it and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority; (ii) paid all employer contributions and premiums; (iii) collected and paid all Taxes required to be collected and paid, including sales, use, ad valorem, value added, and excise Taxes; and (iv) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security Taxes and premiums, and unemployment Taxes and premiums, all in compliance with the Code (and other applicable Laws) as in effect for the applicable year. The Company has classified in accordance with applicable Law and solely for Tax purposes those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents of the Company. Neither Buyer nor Company is required to withhold any amounts on payments provided for under this Agreement or any other Transaction Document.

(d) There are no outstanding Liens for Taxes upon any assets of the Company or the Acquired Interests.

(e) The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar or analogous provision of state, local or non-U.S. Law, and the Company does not have a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar or analogous request that is in progress or pending with any Governmental Authority with respect to Taxes. No Proceedings are presently pending or, to the knowledge of the Sellers, threatened with regard to any Tax Returns filed by or with respect to the Company or otherwise with respect to Taxes. No power of attorney granted by or with respect to the Company with respect to Taxes related to the Company is currently in force.

(f) All deficiencies asserted, or assessments made, against or with respect to the Company as a result of any Tax audit or other Proceeding by any Governmental Authority have been fully paid. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or could be subject to taxation by that jurisdiction.

(g) Neither any Seller (with respect to the Company) nor the Company has made, changed, or revoked any Tax election; elected or changed any method of accounting for Tax purposes or Tax accounting period; amended any Tax Return; filed any Tax Return in a manner inconsistent with past practice (except as otherwise required by Law); surrendered any right to, or filed any claim for, a Tax refund; settled any Proceeding in respect of Taxes; or entered into any contractual obligation in respect of Taxes with any Governmental Authority.

(h) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment, reassessment or collection of any Taxes or deficiencies against the Company, and no written request for any such waiver or extension is currently pending.

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(i) The Company has never been a member of an affiliated, consolidated, unitary, or similar group for federal or applicable state income Tax purposes. The Company is not a party to any agreement relating to Tax sharing, Tax indemnification, or Tax allocation (other than any such agreement entered into in the ordinary course of business and not primarily related to Taxes). The Company does not have any Liability for the Taxes of any Person (including any Seller) by operation of law, as a transferee or successor, by Contract, or otherwise.

(j) Schedule 3.16(j) sets forth the taxable periods of the Company (i) which have been audited or examined by the relevant Governmental Authority within the past six (6) years or (ii) which are currently under audit or examination by any relevant Governmental Authority with respect to Taxes.

(k) The Sellers have provided to Buyer (i) true, correct and complete copies of all Tax Returns relating to income Taxes and other material Tax Returns filed by the Company or any predecessor entity filed within the past five (5) years and (ii) true, correct and complete copies of all notices of deficiencies, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, and any other similar document, notice or correspondence received within the past five (5) years, in each case, that the Company (or its representative) has received from, sent to, or entered with the IRS or other Governmental Authority with respect to Taxes or that relates to any Taxes or Tax Return which is not closed by the applicable statute of limitations. The Company has not commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(l) Neither Buyer nor the Company will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) agreement entered into by or with respect to the Company with any Governmental Authority (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law)) executed on or prior to the Closing Date; (ii) installment sale or open transaction entered into by or with respect to the Company on or prior to the Closing; (iii) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) made by or with respect to the Company on or prior to the Closing Date; (iv) prepaid amounts received or deferred revenue accrued by or with respect to the Company on or prior to the Closing Date (including pursuant to Section 451(c), 455 or 456 of the Code, Section 1.451-5 of the United States Treasury Regulations and IRS Revenue Procedure 2004-34); (v) change in method of accounting requested or occurring by or with respect to the Company on or prior to the Closing Date; (vi) cash method of accounting or long-term contract method of accounting utilized by or with respect to the Company on or prior to the Closing Date; (vii) use of an improper method of accounting by or with respect to the Company for a taxable period ending on or prior to the Closing Date; (viii) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) by or with respect to the Company; (ix) application of Section 965 of the Code by or with respect to the Company; or (x) the application of Section 263A of the Code (and any corresponding or similar provision of state, local, or non-U.S. Law) by or with respect to the Company.

(m) No withholding is required under Section 1445 of the Code in connection with the Sale.

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(n) The Company was and remains treated as a “partnership” for federal income (and applicable state and local) Tax purposes effective as of its inception and at all times thereafter. No election has ever been made to change the Company’s federal income (and applicable state and local) Tax classification from that of a partnership.

(o) The Company does not hold or own an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association or other entity that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes. The Company is not a party to any Contract that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(p) The Company has not engaged in any transaction which, as of the Closing Date, is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(q) Any and all transactions between or among the Company and Affiliates of the Company have occurred on arm’s length terms, and such entities have complied with any and all Tax-related requirements and Laws that the arm’s-length nature of the terms of such transactions be documented.

(r) The Company has collected, and has on file, and will have on file as of the Closing Date, blanket certificates of resale (or other applicable exemption certificates) for all customers from which the Company does not collect sales Taxes or excise Taxes.

(s) The Company is in compliance with all federal, state and non-U.S. Laws applicable to abandoned or unclaimed property or escheat and have paid, remitted or delivered to each jurisdiction all unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction. The Company does not hold any property or owe any amount that is presumed abandoned under the Laws of any state or other jurisdiction.

(t) No Seller or the Company is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any of the transactions contemplated by this Agreement. There is no potential for any Tax holiday or Tax incentive or grant in any jurisdiction that was realized on or prior to the Closing Date to be subject to recapture as a result of any actions or activities following the Closing Date.

(u) No Seller is a foreign person within the meaning of Code Section 1445.

(v) No amount that could be received (whether in cash or property or vesting of property) as a result of any of the transactions contemplated by this Agreement or any of the Transaction Documents by any director, manager, officer, or employee of the Company or any Affiliate of the Company who is a “disqualified individual” (as such term is defined in Section 1.280G-1 of the Treasury Regulations) under any employment, severance, or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(w) The Company (i) has no permanent establishment (within the meaning of any applicable Tax treaty), an office or fixed place of business, or other form of taxable nexus in a country other than in which it is organized and (ii) has not been subject to Tax in a country other than in which it is organized.

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(x) All FinCEN Forms 114, Report of Foreign Bank Accounts, and IRS Form TD F 90-22.1, Report of Foreign Bank and Financial Accounts, required to be filed by, or on behalf of the Company, have been timely filed and all such forms were true, correct and complete when filed.

(y) The Company has (i) properly complied with all provisions of any COVID-19 Measure pursuant to which it reduced its obligation to pay any Tax, deferred its obligation to pay any Tax, or delayed its obligation to file any Tax Return, (ii) not deferred the withholding, deposit or payment of any Taxes under any COVID-19 Measure, and (iii) not sought (nor have any of their Affiliates sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. The Company has not deferred any payroll Tax obligations pursuant to the CARES Act. The Company has not claimed, received or filed for any employee retention credit.

(z) All records required by applicable Law or any relevant Governmental Authority to be kept by the Company with respect to Taxes have been properly and accurately kept and maintained and the Company has complied with all requirements to be registered in respect of Taxes.

(aa) Each Seller has duly paid all Taxes payable by it, and there is no pending or, to the knowledge of the Sellers, threatened federal, state, local or foreign Tax audit or assessment of any Seller and no agreement with any federal, state, local or non-U.S. Governmental Authority with respect to Taxes that may affect the subsequent Tax liabilities of any Seller.

3.17 Intellectual Property.

(a) Schedule 3.17(a) contains a true and complete list of all (i) Company Intellectual Property owned by the Company and registered or applied for before a Governmental Authority or domain name registrar (“Registered Company Intellectual Property”), (ii) unregistered Trademarks owned or purported to be owned by the Company and (iii) Software owned by the Company (clauses (i) through (iii), collectively, “Scheduled Company Intellectual Property”). The Company is the owner of all rights, title, and interests in, to, and under the Scheduled Company Intellectual Property, free and clear of all Liens. In addition to the Scheduled Company Intellectual Property, the Company owns and possesses good title to, or has a valid license or right to use, all other Intellectual Property used by the Company (together with the Scheduled Company Intellectual Property, the “Company Intellectual Property”). Each item of Registered Company Intellectual Property is not subject to any taxes or fees, other than periodic filing and maintenance fees, and no periodic filing or maintenance fees are due within the 30 days. Except as described in Schedule 3.17(a), no Company Intellectual property is subject to any Lien. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the loss or reduction in scope of any the Company’s rights to or in connection with Company Intellectual Property, whether by termination or expiration of any license, the performance of such license pursuant to its terms, or other means. The Company has taken commercially reasonable actions required to protect and preserve, and maintain the validity and effectiveness of, all Company Intellectual Property, including paying all applicable fees related to the registration, maintenance and renewal of such Company Intellectual Property.

(b) Except as set forth on Schedule 3.17(b), to the knowledge of the Sellers, no third Person is infringing upon, misappropriating, or otherwise violating any Company Intellectual Property that is owned by or exclusively licensed to the Company and the Company has not made a claim of an alleged violation or infringement by any third Person of its rights to or in connection with any Company Intellectual Property.

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(c) Except as set forth on Schedule 3.17(c), none of the Registered Company Intellectual Property (i) has lapsed, expired, or been abandoned or (ii) is the subject of any opposition, interference, cancellation, or other proceeding (other than routine office actions) before any Governmental Authority.

(d) Schedule 3.17(d) contains a true and complete list of all IP Licenses in effect as of the Signing Date. The Company has made available to the Buyer true and correct copies of all IP Licenses. The Company has performed all of its obligations under each IP License and, accordingly, each IP License is currently in full force and effect with respect to the Company, subject, in each case, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Except as set forth in Schedule 3.6 or Schedule 3.17(d), no third Person is in default of any IP License. Except as set forth in Schedule 3.6 or Schedule 3.17(d), the transactions contemplated by this Agreement shall not result in a breach or right to terminate any IP License. Except for the IP Licenses, the Company has not assigned, licensed, sublicensed, or otherwise transferred any right under any Company Intellectual Property owned or exclusively licensed by the Company to any third Person other than non-exclusive rights granted in the ordinary course of business. Except for the Contracts set forth in Schedule 3.7(a)(iv) or (vi), neither the Company nor any Company Intellectual Property that is owned by or exclusively licensed to the Company is subject to any Contract containing any covenant or other provision that limits or restricts the ability of the Company to use, assert, enforce, or otherwise exploit any Company Intellectual Property or any Intellectual Property used by the Company, other than confidentiality requirements and non-exclusive licenses granted by the Company entered into in the ordinary course of business.

(e) Except as set forth in Schedule 3.17(e), there has been no charge, complaint, claim, demand, notice, or threat made to the Company (i) alleging any interference, infringement, misappropriation, or violation of the Intellectual Property rights of any third Person by the Company or in connection with the Company’s conduct of its business (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third Person) or (ii) concerning the Company’s use or ownership of any Company Intellectual Property or challenging or questioning the validity or enforceability of any Company Intellectual Property owned or exclusively licensed by the Company. The Company is not interfering with, infringing, misappropriating, or violating the Intellectual Property rights of any Person.

3.18 Data Privacy, Security and Information Technology.

(a) IT Systems. All Company IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. No part of the Company IT Systems is in need of replacement or upgrade to avoid any diminution of the business. No action (including the payment of any increased sum) will be necessary in order to enable the Company IT Systems to continue to be used in the business of the Company immediately after Closing Date to the same extent and in the same manner as they have been used as of immediately prior to the Closing Date. The Company has, at all times, maintained sufficient licenses in respect of its use of Software for the Company IT Systems (including, without limitation, with regard to user numbers, user type, and territorial restrictions).

(i) The Company IT Systems have been regularly maintained and there has been no known malfunction, failure, intrusion, viruses, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack or other impairment of the Company IT Systems that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct of the business; (ii) material loss, destruction, damage or harm of or to the business or its operations, personnel, property or other assets; or (iii) Liability of any kind to the Company. Further, there is no known ongoing matter or issue in respect of the Company IT Systems which would reasonably be expected to have a Material Adverse Effect.

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(ii) The Company has taken all commercially reasonable steps, consistent with applicable industry best practices, to preserve, maintain, protect and safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, which includes measures that are designed to prevent and avoid (i) any material loss, failure, and corruption, (ii) any unauthorized access to or use of Personal Information, and (iii) the injection or installation of any Malicious Code.

(iii) The Company has implemented and maintains appropriate backups, data recovery, disaster recovery and business continuity plans, and commercially reasonable firewall and anti-virus protection hardware and/or Software. The Company acts in compliance with such plans and procedures and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

(b) Data Security. The Company has commercially reasonable administrative, technical, and physical safeguards in place and has at all times collected, handled, transferred, used, imported, exported, protected and otherwise processed all Personal Information, and other information of or relating to individuals protected by Law, in accordance with the Data Requirements. There has been no Security Breach or any other act or omission that has compromised, in any material respect, the security, confidentiality or integrity of Information.

(c) Data Privacy. The Company has in place Data Policies that are commercially reasonable and comply with all applicable Data Laws and Data Agreements concerning the collection, use, processing, storage, transfer, and security of Personal Information. The Company has, during the past (6) six years, complied with and is presently in compliance with all Data Requirements, and the Closing will not violate any Data Requirements. In respect of any Personal Information processed by the Company, such processing is performed in a manner that is compliant with the Data Laws. The Company is not in violation of any restrictions on the transfer of data in any contracts or agreements to which the Company, or any of its contractors that processes Personal Information on its behalf, is bound. All communications with third parties in the conduct of the business have complied with applicable Law. No materials published or distributed by the Company constitute obscene material, contain defamatory statements or material, constitute false advertising, are in violation of the right of publicity, or otherwise violate applicable Law.

(d) Security Incidents or Investigations. No Claims have been asserted or threatened in writing against the Company relating to data security, privacy, or the storage, transfer, use or processing of data (including Personal Information) or in relation to the processing of Personal Information under any Data Agreements and there are no circumstances that are reasonably likely to lead to a Claim relating to data security, privacy, or the storage, transfer, use or processing of data (including Personal Information). Similarly, the Company has not (i) been the subject of any audits, notices, investigations or other inquiries or actions relating to data security, privacy, or the storage, transfer, use or processing of data (including Personal Information) from any Governmental Body; or (ii) received any written Claims or complaints regarding the collection, dissemination, storage, distribution, transfer or other use or disposition of any sensitive information or processing of any Personal Information or any rights requests of any data subject, or the actual or alleged violation of any Data Laws.

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3.19 Insurance. Schedule 3.19 sets forth a true and complete list of all insurance policies covering the assets, business, equipment, properties, operations, employees, consultants, managers, officers, and directors of the Company (collectively, the “Policies”), and such list correctly states the name of the insurer, the name of each insured party, the type and amount of coverage, the expiration date and the premium amount of each such Policy. The Company has made available to Buyer complete and accurate copies of all Policies. Except as set forth on Schedule 3.19, (i) there is no claim by the Company currently pending, and the Company has not made a claim since January 1, 2020, under any Policy as to which coverage has been questioned, denied, or disputed by the insurers of such Policy and (ii) no insurer has threatened in writing to cancel any Policy. All Policies are in full force and effect, all premiums covering all periods up to and including the Closing Date under all Policies have been paid or shall have been paid as of the Closing, and the Company is otherwise in compliance with the terms of the Policies. No notice of cancellation, termination or premium increase has been received by the Company with respect to any Policy, and the Company has not done or omitted to do anything that might render any Policy void or unenforceable or otherwise limit, prejudice or reduce recovery under any Policy. The Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. No Policy has been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of any Seller nor any of Affiliate of any Seller (including the Company) is in default under, or has otherwise failed to comply with any provision contained in any such Policy. The Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. No Seller is a co-insurer under any term of any insurance policy.

3.20 Environmental Matters.

(a) The Company is, and since January 1, 2019 has been, in compliance, in all material respects, with all Environmental Laws.

(b) The Company has obtained and is in compliance with all required Environmental Permits and has been in the past in compliance with such permits. Schedule 3.20(b) sets forth a list of each Environmental Permit obtained by the Company.

(c) There are no actions, Orders, written claims, or written notices pending or issued to or, to the knowledge of the Sellers, threatened against the Company alleging violations of or liability under any Environmental Law or otherwise concerning the Release or management of Hazardous Substances.

(d) For as long as owned or operated by the Company and, to the knowledge of the Sellers, prior thereto, there has been no Release of any Hazardous Substances at, on, or from the Company Leased Real Property or any other real property now or formerly owned or operated by the Company, in each case, in a manner that could reasonably be expected to result in any Liability for the Company under Environmental Laws. No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. There are no active or, to the knowledge of the Sellers, abandoned aboveground or underground storage tanks located owned or operated by the Company or located at the Company Leased Real Property or any other real property now or formerly owned or operated by the Company. Neither any Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by the Company or any Seller. There are no environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of any Seller or the Company related to compliance with Environmental Laws or the Release of Hazardous Materials.

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(e) Except as set forth on Schedule 3.20(e), the Company is not subject to any contractual obligation to indemnify a third party against any Liabilities arising under Environmental Laws.

(f) For purposes of this Agreement:

“Environmental Laws” means any Laws relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances, (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge, or disposal of Hazardous Substances or materials containing Hazardous Substances, or (C) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

“Environmental Permits” means any Permit pursuant to Environmental Laws.

“Hazardous Substances” means (A) those substances, materials, or wastes defined as toxic, hazardous, acutely hazardous, pollutants, or contaminants, in, or regulated under, any Environmental Law, and all Regulations thereunder and any analogous foreign or state statutes, (B) petroleum and petroleum products, including crude oil and any fractions thereof, (C) natural gas, synthetic gas, and any mixtures thereof, and (D) polychlorinated biphenyls, asbestos, or molds that would reasonably be expected to have an adverse effect on human health, per- and poly-fluoroalkyl substances, and urea formaldehyde foam insulation.

“Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing, or migrating into or through the indoor or outdoor environment.

3.21 Brokers. No broker, financial advisor, finder, or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of any Seller, the Company or any of their Affiliates for which Buyer, any Seller or the Company (following the Closing) may become liable, except as set forth on Schedule 3.21.

3.22 Customers and Vendors.

(a) Schedule 3.22(a)(i)sets forth a true, correct and complete list of the twenty (20) largest customers of the Company (the “Material Customers”) (measured by aggregate sales of the Company) for the twelve (12) months ended December 31, 2024. Schedule 3.22(a)(ii) sets forth a true, correct and complete list of the twenty (20) largest vendors of the Company (the “Material Vendors”) (measured by aggregate spend of the Company) for the twelve (12) months ended December 31, 2024.

(b) Except as set forth on Schedule 3.22(b), since January 1, 2024, the Company has not received any written notice that (i) any Material Customer or Material Vendor plans to terminate its relationship with or materially decrease the amount of business done with the Company, (ii) any Material Customer has requested or received a decrease in the prices paid to the Company, or (iii) any Material Vendor has requested or received an increase in the prices charged to the Company other than in the ordinary course of business.

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(c) Except as set forth on Schedule 3.22(c), since the Balance Sheet Date, the Company has not been involved in any dispute with any Material Customer or Material Vendor that would have the effect of adversely affecting the commercial relationship between the Company, on the one hand, and the Customer or Material Vendor, as applicable, on the other hand.

3.23 Accounts Receivable and Accounts Payable. Except as set forth on Schedule 3.23, all accounts receivable reflected in the Financial Statements (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with sound accounting principles as historically practiced) are (a) valid, genuine, and existing, (b) not subject to any defenses, setoffs, or counterclaims except as may be reflected on the Interim Balance Sheet, and (c) current (not more than one hundred twenty (120) days past due). No accounts payable of the Company have been outstanding for more than six (6) months, except for amounts payable that are being contested in good faith. None of the accounts receivable are from any Affiliate of the Company or from any Seller or any of their respective Representatives, family members or Affiliates (as applicable).

3.24 Affiliate Transactions; Related Businesses.

(a) Except as set forth on Schedule 3.24, as of the date immediately following the Closing, no Affiliate of the Company, any Seller or any of their respective Representatives, family members or Affiliates (as applicable) (i) will be a party to any Contract or transaction (A) with the Company or (B) that pertains to the Business or operation of the Company or (ii) will own, lease or have any direct or indirect economic or other interest in any asset, tangible or intangible, that is used by the Company in carrying out its Business or operations.

(b) No Seller owns, directly or indirectly, any equity or other ownership interest in any Person (i) who is knowingly engaged in any business of any Buyer Affiliated Company, or (ii) who, to the knowledge of the Sellers, is a customer of the Company, other than such Seller’s ownership of five percent (5%) or less of the combined voting power of all issued and outstanding voting securities of any publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

3.25 Books of Account; Records. The general ledgers, ownership record books, minute books and other records relating to the assets, properties, Contracts and outstanding legal obligations of the Company are complete and correct in all material respects and have been maintained in accordance with good business practices, and, to the extent required by GAAP, the matters contained therein are appropriate and accurately reflected in the Financial Statements. The Sellers have made available to Buyer true and complete copies of all insurance accounts, client lists, policy expirations and renewals relating to the Business and all other records, files and other information material in any respect to the Business.

3.26 Pandemic Matters. Except for the PPP Loan Obligation, the Company has not applied for or obtained (directly or through another source) any Pandemic-Relief Debt. The Company applied for and received the PPP Loan Obligation. In submitting all documentation with respect to, and accepting the proceeds of, the PPP Loan Obligation, the Company provided complete and accurate information and has complied with all of the requirements of the CARES Act, including the eligibility and certification requirements for the PPP Loan Obligation. The Company did not use any proceeds under the PPP Loan Obligation for any impermissible purposes. The Company completed the forgiveness process with respect to the PPP Loan Obligation in accordance with the CARES Act requirements, and the PPP Loan Obligation has been forgiven in full by the U.S. Small Business Administration.

3.27 Inventories. All items included in the Company’s inventories of raw materials and supplies, manufactured and purchased parts, work-in-process and finished goods (the “Inventories”) consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. The Company is not in possession of any inventory not owned by the Company, including goods already sold. The quantities of each item in the Inventories are not excessive but are reasonable in the present circumstances of the Company. Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

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3.28 Full Disclosure. The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any known material fact necessary in order to make the factual statements contained herein, in light of the circumstances under which they were made, not misleading. There are no material adverse facts that have not been disclosed to Buyer in writing or on schedules attached hereto relating to the assets of the Company and operation of the Business. The performance of due diligence shall not limit the indemnification obligations of any Party hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

4.1 Organization and Qualification. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all the requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in each of the jurisdictions in which the Laws of such jurisdiction; the ownership, operation, or leasing of its properties or assets; or the conduct of its business require it to be so qualified, except where the failure to be so qualified would not materially and adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

4.2 Authority; Enforceability. Buyer has all necessary power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party, and each instrument required to be executed and delivered by it prior to or at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, each other Transaction Document, and each instrument required to be executed and delivered by it prior to or at the Closing, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer. Other than the Buyer Approvals, no other approval or similar proceedings on the part of Buyer are necessary to authorize this Agreement, any Transaction Document to which it is a party, or any instrument required to be executed and delivered by it prior to or at the Closing or the consummation of the transactions contemplated hereby or thereby. This Agreement, each other Transaction Document to which it is a party, and each instrument required to be executed and delivered by it prior to or at the Closing has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery thereof by the other parties thereto, constitutes a legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.3 No Conflict; Required Filings and Consents. Except for (a) the filing of such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) filings with the NASDAQ; and (c) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws (collectively, the “Buyer Approvals”), the execution and delivery by Buyer or its Affiliates of this Agreement, the other Transaction Documents to which Buyer or its Affiliates is a party, or any instrument required by this Agreement to be executed and delivered by Buyer or such Affiliates on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which Buyer or its Affiliates is a party, and any instrument required by this Agreement to be executed and delivered by Buyer or such Affiliates on or prior to the Closing shall not, with or without the passage of time, the giving of notice, or both, (i) conflict with, require a consent or notice under, or violate the Organizational Documents of Buyer or such Affiliates, (ii) conflict with, require a consent or notice under, or violate any Law or Order applicable to Buyer or such Affiliates or by which any of its properties, rights, or assets is bound or affected, except any such conflict or violation that would not adversely affect Buyer’s or such Affiliates’ ability to consummate the transactions contemplated hereby and thereby, or (iii) result in any breach or violation of, require a consent or notice under, constitute a default under, impair Buyer’s or such Affiliates’ rights or alter the rights or obligations of any party under, give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien on any of the properties, rights, or assets of Buyer or its Affiliates pursuant to, any Contract to which Buyer or such Affiliates is a party or by which Buyer or such Affiliates or their respective properties, rights, or assets is bound, except any such breach, violation, default, or other event that would not adversely affect Buyer’s or such Affiliates’ ability to consummate the transactions contemplated hereby and thereby. Other than the Buyer Approvals, no Governmental Approval of, or Filing to, any Governmental Authority or other Person is required to be obtained or made by Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement or the Transaction Documents to which Buyer or any of its Affiliates is a party or the consummation of the transactions contemplated hereby or thereby, except for Governmental Approvals that, if not obtained or made, would not adversely affect Buyer’s ability to consummate the transactions contemplated hereby or thereby.

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4.4 SEC Documents. Buyer’s Annual Report on Form 10-K for the year ended June 30, 2024, its Quarterly Report of Form 10-Q for the quarter ended September 30, 2024, and its Current Reports on Form 8-K filed since June 30, 2024 are available through www.sec.gov/edgar.

4.5 LPTH Stock. The shares of LPTH Stock to be issued as part of the Purchase Price, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

4.6 Absence of Litigation, Claims and Orders. There are no Claims or Proceedings pending or, to the knowledge of Buyer, threatened on behalf of or against Buyer that (i) challenge (A) the validity of this Agreement or any other Transaction Document to which it is a party or (B) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which it is a party or in connection with the transactions contemplated hereby and thereby, (ii) would reasonably be expected to impair or delay the transactions contemplated hereby or the ability of Buyer to consummate the transactions contemplated hereby or (iii) would reasonably be expected to adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.7 Investment Intent. Buyer is acquiring the Acquired Interests for its own account, for investment purposes only, and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Acquired Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Acquired Interests. Buyer acknowledges that the Acquired Interests have not been registered under the Securities Act or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Acquired Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws. Buyer is an “accredited investor” (as defined under Regulation D promulgated by the Securities Act).

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4.8 Brokers. No broker, financial advisor, finder, or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Buyer, or any of its Affiliates for which Buyer, any Seller, or the Company (following the Closing) may become liable.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preservation of Records. For a period of seven (7) years (or three (3) years, with respect to e-mail) from the Closing Date, the Company shall preserve and keep the records held by them pertaining to the business of the Company in existence as of the Closing and shall make such records (or copies) available, at reasonable times and upon reasonable advance notice and upon execution of a confidentiality and non-use agreement reasonably satisfactory to Buyer (but reasonably taking into account the circumstances of the request), to any Seller as may be reasonably required by such Seller in connection with any insurance claims by, Proceedings or Tax audits against or affecting, or compliance with Law by, any Seller or its Affiliates.

5.2 Further Assurances; Closing Efforts.

(a) Each Party will cooperate with the other Parties and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other parties as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Without limiting the generality of the foregoing, during the period from the Signing Date to the Closing, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Sale, including using commercially reasonable efforts to (i) cause the closing conditions set forth in Article VII for which it is responsible to be satisfied (but not waived) and the Closing to occur, in each case as promptly as practicable, (ii) not take any action intended to, or that would reasonably be expected to, prevent the Closing, and (iii) in the case of the Company and the Sellers, (A) make all required notices to the Persons identified on Schedule 5.2(a) or such other third parties as may be reasonably requested by Buyer (each, a “Notice Target”) and obtaining all necessary authorizations, consents, approvals, exemptions or other actions from such Persons identified on Schedule 5.2(a) or such other third parties as reasonably requested by Buyer (each, a “Consent Target”), and making all filings and taking all other steps as may be necessary to obtain such authorizations, consents, approvals, exemptions or other actions, and (B) defending and settling any Proceedings or other action, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority (including any customer) vacated or reversed.

(b) In furtherance of the Section 5.2(a)(i) above, the Parties agree to jointly contact the Notice Targets and Consent Targets prior to Closing as follows: (i) the Company shall arrange for individual conversations through an appropriate medium with an appropriately authorized representative of each Notice Target whereby the Company’s and Buyer’s designated staff will jointly inform such Notice Target of the proposed Sale; and (ii) the Company shall arrange for individual conversations through an appropriate medium with an appropriately authorized representative of each Consent Target whereby the Company’s and Buyer’s designated staff will jointly inform such Consent Target of the proposed Sale and also seek reasonable assurances (whether oral or in writing) that such Consent Target consents to the change of control of the Company and will not exercise any right of termination, amendment, cancellation, acceleration or other right available under the applicable Contract that may be available as a result of the change of control of the Company (the conversations referred to in clause (i) and (ii) above, collectively, the “Target Conversations”).

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(c) The Sellers shall cause the deficiencies identified on Schedule 5.2(c) to be fully remedied to the reasonable satisfaction of Buyer prior to the Closing.

(d) In addition, after the Closing, each Seller, at Buyer's request, shall prepare, execute and deliver such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Acquired Interests.

5.3 Confidential Information. At all times after the Closing, no Seller shall directly or indirectly copy, disclose, disseminate or use, for personal benefit or the benefit of any third party, any Confidential Information of or relating to the Company or the Business, except for the disclosure of such Confidential Information as may be required by law or by court or administrative order (but only to the extent so required). Each Party acknowledges that, from and after the Closing, all such Confidential Information is and shall continue to be the exclusive proprietary property of the Company and Buyer. Each Seller further agrees that from and after the Closing Date, it shall forward to Buyer any such Confidential Information that at any time comes into its possession or the possession of any of its Affiliates.

5.4 Restrictive Covenants.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, directly or indirectly (whether individually, through an Affiliate or in conjunction with, or as a member, owner, investor, partner, manager, shareholder, director, officer, employee, consultant, creditor, lender or agent or representative of any Person, other than acting in such capacity on behalf of Buyer or any Buyer Affiliated Company):

(i) undertake, participate in, carry on, engage in or assist others in engaging in, or have any financial or other interest in, or in any other manner advise or assist any other Person in connection with the operation of, a business qualitatively similar to the Business (a “Restricted Business”) anywhere in the United States of America, the United Kingdom or the European Union (collectively, the “Restricted Territory”);

(ii) have an interest in any Person that engages directly or indirectly in a Restricted Business anywhere in the Restricted Territory in any capacity, including as a partner, shareholder, member, manager, employee, principal, agent, trustee or consultant;

(iii) solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any current employee, consultant, or independent contractor of Buyer or any Buyer Affiliated Company to resign or leave the employ of Buyer or any Buyer Affiliated Company, or otherwise hire, employ, engage or contract any such employee, consultant, or independent contractor to perform services other than for the benefit of Buyer or any Buyer Affiliated Company;

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(iv) solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any customer, client, vendor, or supplier of Buyer or any Buyer Affiliated Company to adversely alter, reduce or terminate its business relationship with Buyer or any Buyer Affiliated Company;

(v) otherwise take any action which may reasonably be anticipated to interfere with or disrupt any business relationship, contractual or otherwise, between Buyer or any Buyer Affiliated Company and any client, customer, vendor, or agent of Buyer or any Buyer Affiliated Company; or

(vi) directly or indirectly engage in any conduct, oral or otherwise, that is intended to disparage or damage or would reasonably be expected to disparage or damage the reputation, goodwill, or standing in the community of Buyer or any Buyer Affiliated Company (provided, however, that this subsection shall not prohibit any party hereto from making any statement or otherwise engaging in any conduct (A) in connection with enforcing such party’s rights or defending any claim under this Agreement or any Transaction Document, or (B) that is required by Law or by any governmental authority or by interrogatory, subpoena, civil investigative demand, or similar process).

Notwithstanding the foregoing restrictions, Knightvision LLLP and Kenneth R. Greenslade shall not be deemed to be in violation hereof to the extent they are affiliated with or employed by any business engaged in the manufacture, sale, distribution or other business activity involving weapon mounted optical devices.

(b) None of the following activities shall constitute a violation of Section 5.4(a): (i) advertising job openings by the use of newspapers, magazines, the internet and other media not specifically directed at individual employees, consultants or independent contractors of Buyer or any Buyer Affiliated Company, (ii) owning, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person and (iii) any actions taken in furtherance of the transactions contemplated by this Agreement or the Transaction Documents.

(c) Notwithstanding anything to the contrary set forth herein, in the event of a breach of any of the provisions of Section 5.4(a) (the “Restrictive Covenants”):

(i) Buyer or any Buyer Affiliated Company shall have the right and remedy, without regard to any other available remedy, to (A) seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, and (B) seek to have issued a temporary restraining order or an injunction restraining any such breach without posting of a bond; it being understood that any breach or threatened breach of any of the Restrictive Covenants would cause irreparable and material damages to Buyer or any Buyer Affiliated Company, the amount of which cannot be readily determined and as to which neither Buyer nor any Buyer Affiliated Company will have any adequate remedy at law or in damages.

(ii) The Parties acknowledge and agree that, due to the unique and competitive nature of the Company’s Business, the Restrictive Covenants are reasonable and necessary for the protection and preservation of the value and the goodwill of Buyer’s businesses, constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, and are reasonable and valid in geographical and temporal scope and in all other respects. Further, each Seller acknowledges and agrees that none of the Restrictive Covenants will prevent such Seller from obtaining other suitable employment during the period in which such Seller is bound by the Restrictive Covenants and such Seller has sufficient assets and skills to provide a livelihood while such Restrictive Covenants remain in force. In the event that any Restrictive Covenant should ever be finally adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or to be otherwise invalid or unenforceable, the Parties agree that such Restrictive Covenant shall be deemed amended in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law to the extent necessary in order that such provision be valid and enforceable, it being the desire and intent of the Parties that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Each Seller further covenants that such Seller will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 5.4.

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(d) In the event of any breach or violation by a Seller or any Affiliate of such Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled as to such Seller until such breach or violation is resolved.

(e) The Restrictive Covenants and each provision contained in this Section 5.4 are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. Further, each Seller acknowledges and agrees that the Restrictive Covenants set forth in Section 5.4 are independent covenants and shall be in addition to, and shall not supersede or be deemed to be in lieu of, any restrictive covenants set forth in any other agreement between any Seller and Buyer or any Buyer Affiliated Company.

5.5 PPP Loan Obligation. In the event any Governmental Authority, the PPP Lender or any other lender, at any time after the Closing, seeks to be repaid, or seeks to otherwise recover or recoup, all or any portion of the PPP Loan Obligation or any other Pandemic-Relief Debt that was incurred by the Company at any time prior to the Closing, or any fines, penalties, enforcement costs, audit expenses, or fees related thereto (such amounts, collectively, the “Unforgiven Amount”), the Sellers shall be solely, jointly and severally responsible to promptly satisfy all such amounts.

5.6 Employees and Employee Benefits Matters.

(a) The Sellers acknowledge that, effective as of the Closing, the Company may continue the employment of its employees on an at-will basis on such terms and conditions as Buyer deems advisable, including conditioning any such continued employment on such employees entering into confidentiality/non-solicitation/non-acceptance agreements that are consistent with Buyer’s standards. In no event shall any Buyer Affiliated Company be considered a successor employer.

(b) The Company shall, and the Sellers shall cause the Company to, pay on or prior to the Closing Date, (i) all salaries, wages, benefits, bonuses, commissions, overtime, sick and personal days, accrued vacations, severance pay, pension or profit sharing benefits, and all other amounts owing to any Seller and the other current and former members, officers, managers, directors, employees and consultants through the day immediately preceding the Closing Date, together with all amounts due for payroll, employment, social security and other Taxes in respect thereto, (ii) all accrued and earned bonuses that it owes or will owe to its current or former employees as of the day immediately preceding the Closing Date, and (iii) all amounts and other benefits (including pursuant to the Employee Plans) that have accrued on behalf of and are payable to any current or former employee of the Company (or is attributable to expenses properly incurred by such employee or former employee) as of the day immediately preceding the Closing Date, and neither Buyer nor any Buyer Affiliated Company shall assume any liability for any of the foregoing. From and after the Closing, as between the Buyer Affiliated Companies (including the Company), on the one hand, and the Sellers, on the other hand, the Sellers and not the Buyer Affiliated Companies (including the Company) shall be liable for all claims by employees or former employees for medical, dental, life insurance, health, accident or disability, reimbursement or any other benefits payable by reason of any event that occurs prior to the Closing Date.

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(c) No provision of this Section 5.6 shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any other Person, (ii) constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any Employee Plan or any employee benefit plan, policy or arrangement sponsored or maintained by Buyer or any Buyer Affiliated Company (including the Company after the Closing).

5.7 Retained Liabilities. The Sellers shall, on behalf of the Company, pay or otherwise satisfy or cause to be paid or otherwise satisfied in full, promptly when due, all Retained Liabilities.

5.8 Seller Releases.

(a) Each Seller, on its own behalf and on behalf of its heirs, Representatives, beneficiaries, successors, assigns and Affiliates, does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever release and discharge each of the Company, Buyer and each other Buyer Affiliated Company, and each of their respective parents, subsidiaries, divisions, Affiliates and their owners, stockholders, equity holders, officers, directors, employees, agents, attorneys, Representatives and the successors, predecessors, beneficiaries, heirs and assigns of each of the foregoing, individually and collectively (each, a “Released Party”), from, against and with respect to any and all actions, accounts, causes of action, complaints, charges, covenants, Contracts, Liabilities, defenses, duties, executions, fees, injuries, interest, judgments, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that each Seller or its heirs, Representatives, beneficiaries, successors, assigns and Affiliates ever had or now has, or may hereafter have or acquire, against the Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date, including each Seller’s current or former ownership of the Company or the ownership, operation, business, affairs, management, prospects or financial condition of the Company; provided, however, that the forgoing release does not include any claims related to or arising out of this Agreement or any Transaction Document.

(b) Each Seller represents that it has not (i) filed and covenants that it will not file or permit to be filed any Action against any Released Party with any Governmental Authority or any other forum in any jurisdiction, in relation to any matter released or purported to be released hereunder or (ii) authorized any other Person to assert any such claim on its behalf. Each Seller shall cause its heirs, Representatives, beneficiaries, successors, assigns and Affiliates to comply with this Section 5.8(b).

(c) Each Seller expressly acknowledges that the release provided under this Section 5.8 is intended to include in its effect all claims within the scope of this release that such Seller may not know or suspect to exist in its favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims.

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(d) Each Seller expressly acknowledges that it is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each Seller, for itself and its heirs, Representatives, beneficiaries, successors, assigns and Affiliates, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which it otherwise would be entitled by virtue of the existence of any such statute or the common law of any state or jurisdiction with the same or similar effect. Further, each Seller understands and agrees that the facts in respect of which the release provided under this Section 5.8 is given may turn out to be other than or different from the facts in that respect now known or believed by such Seller to be true; and with such understanding and agreement, each Seller expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

(e) The release provided under this Section 5.8 extends to and shall be binding upon each Seller and such Seller’s heirs, Representatives, beneficiaries, successors, assigns and Affiliates, and shall inure to the benefit of all of the Released Parties.

5.9 Forwarding of Funds. After the Closing, if any payment is received by any Seller on or with respect to any asset or property of the Company, or any payment is received by any Seller attributable to the Company or any other Buyer Affiliated Company from and after the Closing Date, such Seller shall immediately account for and pay over such payment to the Company. The Parties agree to reasonably cooperate and work in good faith with respect to identification and remission of any such funds.

5.10 Conduct of Business. During the period from the Signing Date to the Closing, except as otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, the Company shall, and the Sellers shall cause the Company to: (a) conduct its operations only in the ordinary course of business; and (b) use all reasonable efforts to maintain and preserve its business organization and its material rights, retain the services of its members, directors, officers and employees, maintain relationships with its customers and suppliers and other relationships, and maintain all of its operating assets in their current condition (normal wear and tear excepted), in each case for the purpose of maintaining, and avoiding any material impairment of, the goodwill and ongoing business of the Company. Without limiting the generality of the foregoing, during the period from the Signing Date to the Closing, except as consented to in writing by Buyer, each Seller shall not, and the Company shall not (and the Sellers shall cause the Company not to): (x) take any action that would cause any of the changes, events or conditions described in Section 3.11 to occur; or (y) (i) issue, sell or dispose of any equity interests of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire any equity securities or other securities of the Company; (ii) effect any recapitalization, reclassification or like change in the capitalization of the Company; (iii) except as otherwise provided under Section 5.6, establish, amend, modify, or terminate any Employee Plan; or (iv) amend any Organizational Documents. Prior to the Closing, the Sellers shall promptly notify Buyer of any event, circumstance or other instance that results or may reasonably be expected to result in a Material Adverse Effect.

5.11 No Solicitation of Other Bids.

(a) The Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of their or its respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For the purpose hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) concerning: (i) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Company; (ii) the issuance or acquisition of equity securities of the Company Group; or (iii) the sale, lease, exchange, or other disposition of any significant portion of the Company’s properties or assets.

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(b) In addition to the other obligations under this Section 5.11, the Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by any of the Sellers or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Sellers agree that the rights and remedies for noncompliance with this Section 5.11 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.12 Financing Matters.

(a) Buyer shall use its good faith efforts to obtain the Financing. In order to assist with Buyer obtaining the Financing, the Sellers shall, and shall cause the Company to, at the sole cost and expense of Buyer, provide such reasonable assistance and cooperation as Buyer and its Affiliates and Representatives may reasonably request, including, but not limited to, assistance in providing information necessary or advisable for the preparation of any offering memorandum or similar document, assisting with underwriters, initial purchasers or placement agents, making senior management of the Company reasonably available for customary “roadshow” presentations and cooperation with underwriters, initial purchasers, placement agents or prospective lenders in performing their due diligence, entering into customary agreements with underwriters, initial purchasers or placement agents, and entering into other requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and title documentation. In no event shall any Seller be required to become obligated, as borrower, guarantor or otherwise, with respect to any Buyer indebtedness.

(b) Buyer shall promptly (i) furnish to Sellers’ Representative copies of all written commitment letters, letters of intent, or other agreements in principle with respect to all debt or equity financing reasonably expected to be obtained in connection with the Financing, and (ii) advise the Sellers orally and, if requested by Sellers’ Representative, in writing of (A) any significant change in the status of any such financing arrangements, or (B) to the knowledge of Buyer, any other event which could reasonably be expected to materially delay or prevent the consummation of the Financing. Buyer shall promptly provide Sellers’ Representative with copies of any written changes or termination of the commitments described in clause (i) and any written commitments for alternate financing.

5.13 Access to Information. During the period from the Signing Date to the Closing, the Company shall, and the Sellers shall cause the Company to: (a) afford Buyer and its Representatives commercially reasonable access to and the right to inspect all of the real property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Sellers and the Company to reasonably cooperate with Buyer and its Representatives in its investigation of the Company. Any investigation pursuant to this Section 5.13 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Sellers in this Agreement.

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5.14 Interim Financial Statements. No later than fifteen (15) days after the last day of each calendar month ending prior to the Closing, beginning with December, 2024, the Company shall, and the Sellers shall cause the Company to, deliver to Buyer an unaudited balance sheet of the Company as of the last day of such calendar month and the related unaudited statements of income, cash flows and changes in equityholders’ equity (deficiency) for such calendar month (the “Pre-Closing Financial Statements”), prepared on a basis consistent with the Interim Financial Statements.

ARTICLE VI

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer, on the one hand, and the Sellers, on the other, for certain Tax matters following the Closing Date:

6.1 Filing of Tax Returns.

(a) Sellers’ Representative shall prepare, or cause to be prepared, at its sole cost all Pass-Through Tax Returns of the Company for all taxable periods ending on or before the Closing Date (excluding, for the avoidance of doubt, any Tax Return of the Company for any Straddle Period which shall be prepared in accordance with Section 6.1(b)), (each such Tax Return, a “Pre-Closing Income Tax Return”). The Pre-Closing Income Tax Returns shall include any Tax Returns (including any Pass-Through Tax Returns) which are required by (or otherwise the obligation under) applicable Law to be filed by or with respect to the Sellers. All such Pre-Closing Income Tax Returns shall be prepared in accordance with past practice (but only to the extent such past practice is supportable at least at a “more likely than not” level of comfort), except as otherwise required by Law. Not later than thirty (30) days prior to the due date for filing thereof, Sellers’ Representative shall provide Buyer with drafts of all such Pre-Closing Income Tax Returns (and all supporting workpapers). Buyer shall have the right to review and approve any such Pre-Closing Income Tax Returns during the twenty-five (25) day period following the receipt of such Pre-Closing Income Tax Returns (and all supporting workpapers), which approval shall not be unreasonably withheld, conditioned or delayed. Buyer shall cause the Company to file such Pre-Closing Income Tax Returns (as prepared in accordance with this Section 6.1) and remit, or cause the Company to remit, payment for any Taxes shown as due and payable by the Company on such Pre-Closing Income Tax Returns. At least two (2) Business Days prior to the due date of the payment of Taxes shown as due and payable by the Company on any Pre-Closing Income Tax Return, the Sellers shall pay any such Taxes to Buyer (or, at Buyer’s request, the Company) to the extent such Taxes were not included in the calculation of Closing Date Indebtedness or Closing Date Net Working Capital.

(b) Buyer shall prepare and file, or cause to be prepared and filed, all other Tax Returns of the Company that have a due date (including extensions) after Closing and include Pre-Closing Tax Periods (including, for the avoidance of doubt, any Straddle Periods) (“Buyer Pre-Closing Tax Returns”). All such Buyer Pre-Closing Tax Returns shall be prepared in accordance with past practice (but only to the extent such past practice is supportable at least at a “more likely than not” level of comfort), except as otherwise required by Law. No later than thirty (30) days prior to the due date for filing thereof (or such shorter time as is commercially reasonable in the case of a Tax Return other than an income Tax Return), Buyer shall provide Sellers’ Representative with drafts of all such Buyer Pre-Closing Tax Returns that include items outside the ordinary course of business (other than the transactions contemplated by this Agreement). Sellers’ Representative shall have the right to review and comment on any such Buyer Pre-Closing Tax Returns during the twenty-five (25) day period (or such shorter time as is commercially reasonable in the case of a Tax Return other than an income Tax Return) following the receipt of such Buyer Pre-Closing Tax Returns. Buyer shall consider in good faith all reasonable comments provided by Sellers’ Representative to Buyer in writing during such review period. At least two (2) Business Days prior to the due date of the payment of Taxes shown as due and payable by the Company on any Buyer Pre-Closing Tax Returns, the Sellers shall pay any such Taxes to Buyer (or, at Buyer’s request, the Company) to the extent such Taxes were not included in the calculation of Closing Date Indebtedness or Closing Date Net Working Capital.

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6.2 Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for any Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss, or credit for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company, as applicable, were closed at the close of the Closing Date; provided, however, that (a) exemptions, allowances, or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (b) periodic taxes (other than income, franchise/capital, sales, use, or withholding Taxes) such as real and personal property taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

6.3 Contests Related to Taxes.

(a) Buyer and the Company, on the one hand, and the Sellers and Sellers’ Representative, on the other hand, shall promptly notify Sellers’ Representative or Buyer, respectively, upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Sellers or the Company relating to a Pre-Closing Tax Period or Straddle Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other Party of any liability with respect to such Tax Matters except to the extent such Party was actually prejudiced as a result thereof.

(b) Buyer and/or the Company shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof. Buyer shall keep Sellers’ Representative reasonably informed of the progress of any Tax Matter and shall not affect any settlement or compromise with respect to which Sellers are liable without obtaining Sellers’ Representative’s prior written consent thereto, which shall not be unreasonably withheld, delayed or conditioned.

(c) Except as otherwise provided in Section 6.4, Buyer and/or the Company shall have the sole right to, in each case with respect to the Company, control any Tax Proceeding by any Governmental Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and for all Tax periods.

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(d) This Section 6.4, and not Section 8.5, shall control with respect to Sellers’ Tax Claims.

6.4 Cooperation on Tax Matters. The Parties shall cooperate, and shall cause their respective representatives to cooperate, including by agreeing to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes of the Company for Pre-Closing Tax Periods, including, without limitation, access to employees and books and records, as is reasonably necessary in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in making any election relating to Taxes, in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and in all other appropriate Tax matters. Any information obtained by any party hereto or its Affiliates or representatives from another Party or its Affiliates or representatives in connection with any Tax matters to which this Agreement relates shall be kept confidential, except: (i) as may be otherwise necessary (A) in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding relating to Taxes or as may be otherwise required by applicable Law, (B) to enforce rights under this Agreement or (C) to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party hereto reasonably believes is required by applicable Law or stock exchange or similar applicable rules.

6.5 Push Out Election. With respect to the Company or any entity or arrangement classified as a partnership for federal income Tax purposes that the Company thereof holds an interest in, if such entity or arrangement receives a notice of final partnership adjustment as described in Section 6226 of the Code (or similar provision of state or local Law) with respect to any Pre-Closing Tax Period, at the request of Buyer, Sellers’ Representative and the Sellers shall take all steps necessary to cause such entity or arrangement to make an election under Section 6226(a) of the Code.

6.6 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated herein shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers when due. Buyer and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable Buyer to comply with any pre-Closing filing requirements.

6.7 Tax Sharing Agreements. All existing Tax indemnity agreements, Tax receivables agreements, Tax sharing agreements, Tax allocation agreements or any similar or analogous arrangement that obligates the Company to make any payment with respect to Taxes of any other Person (other than commercial agreements or arrangements not primarily related to Taxes entered into in the ordinary course of business) shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. On and after the Closing Date, the Company shall not have any further obligations thereunder.

6.8 Tax Distributions. For the avoidance of doubt, and notwithstanding anything to the contrary in any Organizational Documents of the Company or otherwise, from and after the Closing, no tax distributions shall be made to any Person pursuant to Section 5.3 of the Third Amendment to and Restatement of Operating Agreement of the Company, dated March 20, 2024, or any other document; provided, that such tax distributions, if any, shall be made solely to the extent they are taken into account in the determination of Closing Date Indebtedness, as finally determined, for purposes of this Agreement, and subject to all rights and obligations with respect to Closing Date Indebtedness as set forth in this Agreement.

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ARTICLE VII

CONDITIONS TO CLOSING

7.1 Mutual Conditions. The obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to fulfillment of all of the following conditions:

(a) No Governmental Authority shall have initiated any Proceedings or otherwise taken any action to enjoin, condition, object, or otherwise restrain consummation of the Sale;

(b) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority that would prevent the transactions contemplated by this Agreement.

(c) Any Governmental Approval of this Agreement or the transactions contemplated by this Agreement required under any applicable Laws, Orders, Regulations, or any guidelines promulgated thereunder, shall have been received.

7.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Sellers’ Representative in writing:

(a) Each representation and warranty of Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Signing Date and as of the Closing Date, except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date, and (ii) representations and warranties qualified by concepts of materiality shall be true and correct in all respects.

(b) Buyer shall have performed and observed in all material respects all obligations and conditions to be performed or observed by it under this Agreement at or prior to the Closing.

(c) Buyer shall have furnished the Sellers with a certificate dated as of the Closing Date signed on its behalf by an authorized officer to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d) Buyer shall have taken the actions required to be taken by Buyer pursuant to Section 2.6.

7.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Buyer in writing:

(a) Each representation and warranty of Sellers set forth in Article III of this Agreement shall be true and correct in all material respects as of the Signing Date and as of the Closing Date, except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date, and (ii) representations and warranties qualified by concepts of materiality shall be true and correct in all respects.

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(b) Each Seller shall have performed and observed in all material respects all obligations and conditions to be performed or observed by them under this Agreement at or prior to the Closing, including, without limitation, the delivery of the items set forth in Section 2.5 hereof.

(c) Since the Signing Date, there shall not have been any change in the assets, liabilities, business, prospects, results of operations or financial condition of the Company or any Seller that has or could be reasonably expected to have a Material Adverse Effect.

(d) The Sellers shall have furnished Buyer with a certificate dated as of the Closing Date, executed by the Sellers, to the effect that the conditions set forth in Sections 7.3(a), (b) and (c) have been satisfied.

(e) The Sellers shall have taken the actions required to be taken by the Sellers pursuant to Section 2.5.

(f) Seller shall have obtained and delivered to Buyer all consents, approvals or waivers Buyer deems necessary or desirable in order to consummate the transactions contemplated by this Agreement, including, without limitation, consents under all Contracts set forth on Schedule 7.3(f).

(g) The Company shall have: (i) effective as of immediately before the Closing, (i) terminated all employment contracts between the Company and each of its employees, with such employees continuing in the employ of the Company on an at-will basis, and (ii) delivered to Buyer evidence reasonably satisfactory to Buyer of such terminations.

(h) Prior to the Closing, Buyer shall have obtained on terms and conditions acceptable to Buyer, in its sole and absolute discretion, all of the financing (equity and/or debt) it needs in order to purchase the Acquired Interests and to otherwise consummate the transactions contemplated by this Agreement (the “Financing”).

7.4 Frustration of Closing Conditions. Neither the Sellers nor Buyer may rely on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be (but specifically excluding Section 7.3(h)), to be satisfied if such failure was caused by such Party’s (or any of its Affiliates’) breach of this Agreement or failure to act in good faith or use its reasonable efforts to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1 Survival of Representations and Warranties and Covenants. All representations, warranties, covenants and agreements made by the Parties in this Agreement or any certificate delivered pursuant hereto shall survive the execution, delivery and performance of this Agreement. The representations and warranties contained in Articles III and IV shall survive until the date that is eighteen (18) months after the Closing Date, except that (a) any claims of Fraud shall survive indefinitely, and (b) Seller Fundamental Representations, Buyer Fundamental Representations and the representations and warranties in Section 3.16 (Taxes) and Section 3.13 (Employee Benefit Plans) shall survive until their applicable statute of limitations periods (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; provided, however, that any claim for indemnification asserted in good faith with reasonable specificity (to the extent known at such time) that is brought on or prior to the expiration date of the applicable survival period shall survive until fully and finally resolved in accordance with the terms, conditions and procedures set forth herein. All covenants of the Parties contained herein shall survive for the earlier to occur of the period explicitly specified therein or until fully performed. The Parties intend that the applicable statute of limitations shall be modified as set forth above.

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8.2 Indemnification.

(a) Subject to the limitations, procedures and priorities set forth in this Article VIII, from and after the Closing, the Sellers shall, jointly and severally, indemnify and hold harmless the Company, Buyer, their Affiliates and their respective Representatives (the “Buyer Indemnified Persons”) from and against any costs, fees, or expenses (including reasonable fees of attorneys, accountants, and other experts, costs of investigation, costs of enforcing this Agreement and the other Transaction Documents, and any and all expenses incurred in preparing for or defending against any litigation, commenced or threatened, or any claim whatsoever), judgments, fines, claims, damages, assessments, losses, liabilities, offsets, interest, awards, fines, penalties, payments, settlements, deficiencies, interest, disgorgements, suits, actions, and Taxes (collectively, “Losses”) incurred by them resulting from, based upon, attributable to, or arising out of, any of the following:

(i) any breach of or inaccuracy (or alleged inaccuracy or breach) in any of the representations and warranties contained in Article III, as though such representations and warranties were made as of the Signing Date and as of the Closing, or in any certificates delivered by any Seller pursuant hereto;

(ii) any nonfulfillment or breach (or alleged nonfulfillment or breach) (A) by any Seller of any of their covenants or agreements contained in this Agreement or in any other Transaction Document, or (B) by the Company of any of its covenants or agreements contained in this Agreement to be performed or fulfilled on or prior to the Closing;

(iii) any Closing Date Indebtedness or Selling Expenses to the extent not included in the determination of the Final Adjustment Amount;

(iv) failure to obtain the consent of a party whose consent is required in connection with the Sale or the other transactions contemplated by this Agreement;

(v) without duplication of any right to recovery herein and only to the extent not taken into account in determining the Final Adjustment Amount, (A) any Taxes (or the non-payment thereof) of or with respect to the Company for any Pre-Closing Tax Period (or any portion thereof), including any costs and expenses of preparing, filing or defending any Tax Return for a taxable period ending on or before the Closing Date, (B) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract (other than any Contract that is entered into in the ordinary course of business and the principal purpose of which is not related to Taxes) or otherwise pursuant to Law, in each case relating to an event or transaction occurring before the Closing Date, (C) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local applicable Law, (D) any Transfer Taxes that are the responsibility of the Sellers pursuant to Section 6.6, (E) any Taxes of any Seller for any taxable period (or portion thereof), and (F) the employer’s share of any payroll, employment or similar Taxes required to be made with respect any compensatory payments made in connection with this Agreement or the transactions contemplated hereby;

(vi) any Retained Liability;

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(vii) any actual pre-Closing Security Breach;

(viii) any Liabilities described on or otherwise related to the matters set forth on Schedule 8.2(a); or

(ix) Fraud by any Seller or by the Company prior to the Closing Date.

Buyer shall be deemed to have suffered Losses with respect to an indemnifiable claim if the same shall be suffered by any Buyer Affiliated Company after the Closing.

(b) Subject to the limitations, procedures and priorities set forth in this Article VIII, from and after the Closing, the Buyer Parties shall, jointly and severally, indemnify and hold harmless the Sellers and their respective Representatives (the “Seller Indemnified Persons”) from and against any Losses actually incurred by them resulting from, or arising out of (i) the breach of any representation or warranty of Buyer contained in this Agreement, as though such representations and warranties were made as of the Signing Date and as of the Closing, or in any certificate delivered by Buyer pursuant hereto or (ii) any nonfulfillment or breach (or alleged nonfulfillment or breach) by Buyer of any of its covenants or agreements contained in this Agreement or in any other Transaction Document.

8.3 Calculation of Losses; Other Indemnification Matters.

(a) For the purposes of calculating Losses to which the Buyer Indemnified Persons and the Seller Indemnified Persons are entitled under this Article VIII, (a) such Losses shall not include any punitive or exemplary damages, except to the extent payable to a third party, (b) such Losses shall not include Losses related to any matter that was taken into account in the Final Adjustment Amount, and (c) such Losses shall be reduced by the amount of any actual recovery received from a third party insurance company, net of any reasonable costs of recovery or premium increases incurred in connection therewith.

(b) Notwithstanding anything to the contrary, in the event that a claim for indemnification may be brought by a Buyer Indemnified Person pursuant to more than one sub-clause of Section 8.2(a), such Buyer Indemnified Person may select under which sub-clauses such claim is being made.

(c) For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty or the Losses arising therefrom.

(d) The representations, warranties and covenants of the Sellers, and the Buyer Indemnified Persons’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer Indemnified Person (including by any of its Representatives) or by reason of the fact that the Buyer Indemnified Person or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

(e) The Parties acknowledge and agree that the indemnification provisions of this Article XIII are intended to provide the sole and exclusive remedy following the Closing with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or other obligation herein. Notwithstanding the foregoing, nothing in this Article VIII shall limit any Party’s right to seek and obtain (i) any equitable relief, including specific performance, temporary restraining order or temporary or permanent injunction, or (ii) any remedy on account of fraud or criminal conduct in connection with the execution and delivery of this Agreement or the performance of a Party’s obligations hereunder.

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8.4 Additional Limitations on Indemnification Obligations. The Sellers shall not have any liability to any Buyer Indemnified Person (a) with respect to claims under Section 8.2(a)(i) (other than those based on a breach of any Seller Fundamental Representation or Buyer Fundamental Representation) unless and until the total of all Losses with respect to such claims exceeds $200,000 (the “Threshold”), in which case the Sellers shall be liable to the Buyer Indemnified Persons with respect to the amount that exceeds such Threshold in connection with such Losses (subject to clause (b) below); and (b) with respect to claims under Section 8.2(a)(i) (other than those based on a breach of any Seller Fundamental Representation or Buyer Fundamental Representation) for any item or related set of items where the Losses relating thereto are less than $5,000 (the “De Minimis Amount”) (it being understood that such items will not be aggregated for purposes of the immediately preceding clause (a)). Notwithstanding anything herein to the contrary, the aggregate liability of the Sellers (x) with respect to indemnification obligations for claims under Section 8.2(a)(i) (other than those based on a breach of any Seller Fundamental Representation or Buyer Fundamental Representation and any claims of Fraud) hereunder shall not exceed fifteen percent (15%) of the Base Closing Date Purchase Price, (y) with respect to all indemnification obligations hereunder, other than claims under Section 8.2(a)(ix), the Seller Fundamental Representations and the Buyer Fundamental Representations, shall be limited to the Base Closing Date Purchase Price, and (z) with respect to all indemnification obligations under Section 8.2(a)(ix), the Seller Fundamental Representations and the Buyer Fundamental Representations shall not be limited in any respect.

8.5 Indemnification Procedures. The following procedures shall govern claims for indemnification under this Article VIII:

(a) All claims for indemnification under this Article VIII (each, an “Indemnification Claim”) shall be asserted and resolved in accordance with this Section 8.5, except that Section 6.3 shall control with respect to Tax Claims.

(b) If a Buyer Indemnified Person or Seller Indemnified Person (an “Indemnified Party”) determines to seek indemnification under this Article VIII with respect to Indemnifiable Claims resulting from the assertion of liability by third parties (a “Third Party Claim”), it shall give notice to the indemnifying Party hereunder (the “Indemnifying Party”) within forty-five (45) days of such Indemnified Party becoming aware of any such Indemnifiable Claim, which notice shall set forth such material information with respect to such Indemnifiable Claim as is then reasonably available to such Indemnified Party. If any such liability is asserted against an Indemnified Party and such Indemnified Party notifies the Indemnifying Party of such liability, the Indemnifying Party shall be entitled, if it so elects by written notice delivered to such Indemnified Party within fifteen (15) Business Days after receiving such Indemnified Party’s notice (the “Response Period”), to assume the defense of such asserted liability with counsel satisfactory to such Indemnified Party; provided, however, that if the Indemnifying Party assumes such defense, the Indemnifying Party shall be deemed to have accepted such claim as a valid Indemnifiable Claim. Notwithstanding the foregoing: (i) such Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by such Indemnified Party; (ii) such Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of such Indemnified Party to be indemnified in respect of indemnifiable claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced by such failure. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the Parties shall make available to each other all relevant information in their possession that is material to any such assertion.

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(c) In the event that the Indemnifying Party fails to assume the defense of an Indemnified Party against any such Indemnifiable Claim within the Response Period, the Indemnified Party shall have the right to defend, compromise or settle such Indemnifiable Claim on behalf, for the account, and at the risk of the Indemnifying Party.

(d) Notwithstanding anything in this Section 8.5 to the contrary, the Indemnifying Party will not be entitled to assume control of the defense of an Indemnifiable Claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if: (i) the Indemnified Party reasonably believes that an adverse determination of such proceeding could be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding or (iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend diligently such claim.

(e) The Indemnifying Party shall not, without such Indemnified Party’s prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise or consent involves only the payment of money and includes, as an unconditional term, the giving by the claimant or the plaintiff to such Indemnified Party (and its subsidiaries and Affiliates) an unconditional release from all liability in respect of such Indemnifiable Claim.

(f) In the event any Indemnified Party should have an Indemnifiable Claim against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party specifying in reasonable detail the nature of the Indemnifiable Claim and the basis thereof. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.5, it being understood that written notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 8.1; provided that, the party entitled to receive such notice was not, as a result of such failure to give prompt written notice, (a) deprived of its right to recover any payment under its applicable insurance coverage, (b) otherwise damaged or prejudiced or (c) deprived of its rights and remedies under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such written notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII, or the amount thereof, the claim specified by the Indemnified Party in such written notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII, and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party on demand or, in the case of any written notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) is determined.

8.6 Adjustment to Purchase Price. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for U.S. federal income tax purposes as an adjustment to the purchase price of the Acquired Interests in the Sale, unless otherwise required by applicable Law.

8.7 Priority of Recourse. Notwithstanding anything else contained herein to the contrary but subject to the Threshold and the De Minimis Amount, the Buyer Indemnified Persons shall seek to recover for any and all Losses recoverable as permitted under this Agreement in the following priority: (a) first, from the Escrow Account; and (b) second, to the extent the Escrow Account has been reduced to zero, directly against the Sellers or against amounts that Buyer may owe to any Seller pursuant to this Agreement or otherwise.

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8.8 Release of Escrow Account.

(a) In the event the funds in the Escrow Account have not been fully disbursed in accordance with this Agreement by the first anniversary of the Closing Date (the “First Disbursement Date”), Buyer and Sellers’ Representative shall instruct the Escrow Agent to disburse to the account(s) designated in writing by Sellers’ Representative at least two (2) Business Days prior to the First Disbursement Date an amount equal to (i) One Million Three Hundred Fifty Thousand Dollars ($1,350,000), less (ii) the aggregate amount of funds in the Escrow Account that have been disbursed in accordance with this Agreement, less (iii) the aggregate amount of Indemnifiable Claims that have not been resolved as of the First Disbursement Date, which aggregate amount shall be allocated among the Sellers in the proportions set forth on Schedule 2.2(a).

(b) In the event the funds in the Escrow Account have not been fully disbursed in accordance with this Agreement by the eighteen (18) month anniversary of the Closing Date (the “Second Disbursement Date”), Buyer and Sellers’ Representative shall instruct the Escrow Agent to disburse to the account(s) designated in writing by Sellers’ Representative at least two (2) Business Days prior to the Second Disbursement Date an amount equal to (i) the funds remaining in the Escrow Account on the Second Disbursement Date, less (ii) the aggregate amount of Indemnifiable Claims that have not been resolved as of the Final Disbursement Date, which aggregate amount shall be allocated among the Sellers in the proportions set forth on Schedule 2.2(a). Once all Indemnifiable Claims have been finally resolved pursuant to this Agreement (the “Final Disbursement Date”), within ten (10) days thereafter, Buyer and Sellers’ Representative shall instruct the Escrow Agent to disburse to the account(s) designated in writing by Sellers’ Representative at least two (2) Business Days prior to the Final Disbursement Date an amount equal to the funds remaining in the Escrow Account on the Final Disbursement Date.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of Buyer and Sellers’ Representative;

(b) by either Buyer or Sellers’ Representative, if any permanent injunction or other Order of any Governmental Authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

(c) by Buyer if any Seller remains in breach of any representation or warranty contained herein for ten (10) days after the date on which Buyer has notified Sellers’ Representative in writing of such breach;

(d) by Sellers’ Representative if Buyer remains in breach of any representation or warranty contained herein for ten (10) days after the date on which the Sellers’ Representative has notified Buyer in writing of such breach;

(e) by Buyer if any obligation, term or condition to be performed, kept or observed by any Seller has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement and such failure continues for ten (10) days after the date on which Buyer has notified Sellers’ Representative in writing of such failure;

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(f) by Sellers’ Representative if any obligation, term or condition to be performed, kept or observed by Buyer has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement and such failure continues for ten (10) days after the date on which Sellers’ Representative has notified Buyer in writing of such failure;

(g) by either Buyer or Sellers’ Representative, if the Closing shall not have occurred on or before April 30, 2025 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 9.1(g) shall not be available to any Party whose failure (or whose Affiliate’s failure) to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(h) by either Buyer or Sellers’ Representative, if the Closing shall not have occurred on or before the Outside Date due to the failure of the condition set forth in Section 7.3(h) to have been satisfied; or

(i) by Buyer, if, after the Signing Date, there shall have been any change in the assets, liabilities, business, prospects, results of operations or financial condition of the Company or any Seller that has or could be reasonably expected to have a Material Adverse Effect.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement, except for the provisions of this Article IX, Section 10.11 (Governing Law; Venue), Section 10.12 (Waiver of Jury Trial) and Section 10.17 (Public Announcements), shall become void and have no effect, without any liability on the part of any Party or its Affiliates or their respective directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any Party of any liability for a breach of any provision of this Agreement prior to the date of such termination.

9.3 Notice of Termination. In the event of termination by the Sellers or by Buyer pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party(ies) to this Agreement, and such written notice shall specify the specific subsection(s) of Section 9.1 pursuant to which such terminating Party is terminating this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Amendment. This Agreement may not be amended other than in an instrument in writing signed by all of the Parties; provided, that after the Closing, this Agreement may be amended in writing dated as of a subsequent date hereto by Buyer and the Sellers.

10.2 Waiver. A Party may extend the time for the performance of any of the obligations or other acts required to be performed by another Party, waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto and waive compliance with any of such Party’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

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10.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier for next Business Day delivery or by registered or certified mail (postage prepaid, return receipt requested) or by email (followed by nationally recognized overnight courier) as follows:

(a) If to Buyer:

LightPath Technologies, Inc.

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

Phone: [●]

Attn: Chief Financial Officer

Email: [●]

With a copy to:

Baker & Hostetler LLP

200 South Orange Avenue, Suite 2300

Orlando, Florida 32801

Phone: [●]

Attn: Jeffrey E. Decker, Esq.

Email: [●]

(b) If to any Seller or Sellers’ Representative:

Kenneth R. Greenslade

29 Woodcrest Drive

Hudson, New Hampshire 03051

Phone: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

Devine, Millimet & Branch, P.A.

111 Amherst Street

Manchester, New Hampshire

Attention: Steven Cohen, Esq.

Phone: [●]

Email: [●]

Attention: Angela B. Martin, Esq.

Phone: [●]

Email: [●]

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 10.3. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, upon delivery, (ii) in the case of nationally recognized overnight courier, on the Business Day immediately following the date of deposit with such courier, (iii) in the case of registered or certified mail, on the third (3rd) Business Day following the date of deposit in the mail and (iv) in the case of email, upon delivery if delivered prior to 5 p.m. Orlando, Florida time on a Business Day (or otherwise on the next Business Day), confirmation of receipt received (it being understood that any notice delivered by email must also be delivered in the manner described in clause (ii)).

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10.4 Specific Performance. The Sellers acknowledge that the Company’s businesses are unique and recognize and affirm that in the event of a breach of this Agreement by any Seller, money damages may be inadequate and Buyer may have no adequate remedy at Law. Accordingly, the Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in their favor, to enforce its rights and the obligations of the Sellers hereunder not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive or other equitable relief.

10.5 Interpretation. The term “this Agreement” means this Membership Interest Purchase Agreement together with all Schedules (including the Seller Disclosure Schedule) and Exhibits hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof. When a reference is made in this Agreement to Sections, subsections, or exhibits, such reference shall be to a Section, subsection, or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes,” “including,” and similar references, denote a partial definition, by way of illustration and not by way of limitation, and shall be deemed in each case to be followed by the words “without limitation” or “but not limited to.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. Except as otherwise specifically provided herein, the word “material,” when used in reference to any Party’s representations, warranties, covenants or agreements, shall mean material in relation to such Party. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any document or item shall be deemed “delivered,” “provided,” or “made available” (or words of similar import) within the meaning of this Agreement if a true and correct copy of such document or item (together, if applicable, with all amendments, supplements, or other modifications thereto) has been (i) included in the Data Room, (ii) actually (including electronically) delivered or provided to a Party or (iii) made available upon request, including at the Company’s offices, in each case, at least five (5) Business Days prior to the Signing Date. All calculations of a number of dollars shall be rounded to the nearest whole number of cents, as applicable, with 0.5 rounded up to the next whole cent, as applicable (aggregating all payments to be made to any Person prior to such rounding). The phrase “knowledge of the Sellers” means the actual or constructive knowledge of any Seller and any manager, director or officer of the Company, after due inquiry.

10.6 Severability. If any term or provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the Parties. Upon such determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the extent possible.

10.7 Entire Agreement. This Agreement, the other Transaction Documents (including all exhibits and schedules hereto and thereto), and other documents and instruments delivered in connection herewith or therewith constitute the entire agreement and supersede all prior representations, agreements, understandings, and undertakings, whether written or oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof, and no Party is relying on any other prior oral or written representations, agreements, understandings, or undertakings with respect to the subject matter hereof and thereof.

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10.8 Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the Parties, or after Closing without the prior written consent of Buyer and Sellers’ Representative. Notwithstanding the foregoing, Buyer shall have the right to assign any of its rights, interests or obligations under this Agreement, in whole or in part, to any Buyer Affiliated Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

10.9 No Third Party Beneficiaries. Except as set forth in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy under or by reason of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant, or agreement herein, nor shall any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. Any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

10.11 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law. The Parties hereby irrevocably submit to the jurisdiction of the courts in the State of Florida (state or federal), with venue in Orange County, Florida, over any dispute arising out of this Agreement and agree that all claims in respect of such dispute or proceeding shall be heard and determined in any such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may have to the venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties consent to process being served by them in any suit, action or proceeding by delivering it in the manner specified by Section 10.3. All rights and remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to the party from time to time, whether under this Agreement or otherwise.

10.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.13 Conflict Between Transaction Documents. To the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition, or provision of any other agreement, document, or instrument contemplated hereby, this Agreement shall govern and control.

10.14 Time For Performance. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

10.15 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic transmission in portable document format (.pdf)), which when taken together shall constitute one and the same agreement.

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10.16 Legal Representation. Each of the Parties to this Agreement hereby agrees that Devine, Millimet & Branch, P.A. (“D&M”) has served as counsel to the Company and its Affiliates in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that following the Closing, D&M may serve as counsel to any Seller or Affiliate thereof in connection with any claim, dispute, or other matter arising out of or relating to any Transaction Document (including this Agreement) or the transactions contemplated by this Agreement notwithstanding such representation of the Company or any of its Affiliates, and each of the Parties hereby waives any conflict of interest arising therefrom or in connection therewith.

10.17 Public Announcements. No Seller shall, without the prior written consent of Buyer, make any public announcement or statement with respect to the transactions contemplated in this Agreement. Each Seller shall keep in strict confidence and shall not, without the prior written consent of Buyer, directly or indirectly disclose, furnish, disseminate, publish or make available this Agreement or the terms of the transactions contemplated hereby (including the Purchase Price).

10.18 Sellers’ Representative.

(a) By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Kenneth R. Greenslade as its representative (“Sellers’ Representative”), with full power of substitution to act in the name, place, stead and on behalf of such Seller with respect to the terms and provisions of this Agreement and the Transaction Documents as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as Sellers’ Representative shall deem necessary, appropriate or advisable, in such Person’s sole discretion, in connection with any of the transactions contemplated under this Agreement or the Transaction Document, including the power:

(i) to deliver the certificates representing the Acquired Interests required to be delivered by such Seller pursuant to this Agreement;

(ii) to execute and deliver all Transaction Documents, certificates, and other documents that Sellers’ Representative deems necessary, appropriate or advisable in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents;

(iii) to receive and give receipt for all payments made by Buyer to any Seller under this Agreement, including any adjustments thereto, or from the Escrow Account;

(iv) to employ, at the expense of the Sellers, and obtain the advice of legal counsel, accountants and other professional advisors as Sellers’ Representative, in such Person’s sole discretion, deems necessary or advisable in the performance of such Person’s duties as Sellers’ Representative and to rely on their advice and counsel;

(v) to amend or waive any provision of this Agreement or any Transaction Document, provided that any such amendment or waiver, if material to the rights and obligations of the Sellers in the reasonable judgment of Sellers’ Representative, shall be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature;

(vi) to agree with Buyer with respect to any matter or thing Sellers’ Representative deems necessary, appropriate or advisable in connection with the provisions of this Agreement calling for the agreement of any Seller, give and receive notices on behalf of all Sellers and act on behalf of all Sellers in connection with any matter as to which the Sellers are or may be obligated to indemnify Buyer under this Agreement, all in the absolute discretion of Sellers’ Representative;

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(vii) to dispute or fail to dispute any liability claim hereunder and to negotiate and compromise any dispute that may arise under Sections 2.7, 2.8 or 2.9 and to sign any releases or other documents with respect to any such dispute, including the interpretation of, disputing or failing to dispute the composition or amount of the Closing Date Cash on Hand, Closing Date Net Working Capital, Adjustment Indebtedness, Adjustment Selling Expenses, any Clawback Amount, any Earnout Payment or any other item on the Adjustment Statement or any Earnout Calculation Statement and negotiating and signing any release in respect of any such dispute;

(viii) to settle all other disputes and claims that arise under this Agreement or any Transaction Document and any other Contract, certificate or instrument delivered in connection with this Agreement; and

(ix) to do or refrain from doing any further act or deed on behalf of the Sellers that Sellers’ Representative deems necessary, appropriate or advisable in such Person’s sole discretion relating to the subject matter of this Agreement as fully and completely as any Seller could do if personally present and acting.

(b) The appointment of Sellers’ Representative in this Section 10.19 shall be deemed coupled with an interest and shall be irrevocable, and shall be binding and enforceable on and against each Seller and his, her or its successors, assigns and Affiliates, and Buyer and any other Person (including the Company after the Closing) may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative as the act of each Seller in all matters referred to in this Agreement or the Transaction Documents. Each Seller hereby ratifies and confirms all that Sellers’ Representative shall do or cause to be done by virtue of the Sellers’ Representative’s appointment as Sellers’ Representative of such Seller. Sellers’ Representative shall act for all Sellers on all of the matters set forth in this Agreement in the manner Sellers’ Representative believes to be in the best interest of all Sellers and consistent with Sellers’ Representative’s obligations under this Agreement, but Sellers’ Representative shall not be responsible to any Seller for any liability any Seller may suffer by reason of the performance by Sellers’ Representative of Sellers’ Representative’s duties under this Agreement, including any liability resulting from any error of judgment, mistake of fact or Law, or any act done or omitted to be done in good faith, other than liability arising from willful violation of Law or gross negligence in the performance of Sellers’ Representative’s duties under this Agreement.

(c) Each Seller hereby expressly acknowledges and agrees that Sellers’ Representative is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among the Sellers, and that the Buyer Affiliated Companies shall be entitled to rely on any and all action taken by Sellers’ Representative under this Agreement or the Transaction Documents without liability to, or obligation to inquire of, any Seller. Each Seller hereby further expressly acknowledges that the Selling Expenses will be allocated by Sellers’ Representative among Sellers pursuant to the percentages set forth on Schedule 2.2(c) and that such Selling Expenses do and will include (i) reimbursement of amounts previously paid by the Company or the Sellers in connection with the negotiation of this Agreement and the transactions contemplated hereby and (ii) payment of accrued and unpaid Selling Expenses from amounts due and payable to the Sellers after the Closing. The Sellers hereby jointly and severally agree to indemnify, defend and hold Sellers’ Representative harmless from and against any and all liability (including fees and expenses of legal counsel) reasonably incurred or suffered as a result of the performance of Sellers’ Representative’s duties under this Agreement except for actions by Sellers’ Representative constituting gross negligence or willful misconduct.

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(d) In the event Kenneth Greenslade (and/or any subsequent Sellers’ Representative appointed pursuant to this Section 10.18(d)) resigns, or otherwise becomes unable to serve, the Sellers shall, within thirty (30) days after notice thereof, determine and designate a successor Sellers’ Representative who shall have all of the rights, powers and authority conferred on Sellers’ Representative in this Agreement, and if the Sellers fail to designate such successor within such period, any Seller or Buyer may petition a court of appropriate jurisdiction for appointment of a successor Sellers’ Representative.

(e) Prior to making any modifications to this Agreement as permitted hereby, Sellers’ Representative shall provide the Sellers with five (5) Business days prior written notice of such modifications and shall obtain the consent of all Sellers to the same, which consent shall not be unreasonably withheld, conditioned or delayed.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BUYER:

LIGHTPATH TECHNOLOGIES, INC.

By:	/s/ Shmuel Rubin
Name:	Shmuel Rubin
Title:	Chief Executive Officer

COMPANY:

G5 INFRARED, LLC

By:	/s/ Louis R. Fantozzi
Name:	Louis R. Fantozzi
Title:	President

SELLERS’ REPRESENTATIVE:

/s/ Kenneth R. Greenslade
KENNETH R. GREENSLADE

SELLERS:

/s/ Gary A. Browning
GARY A. BROWNING

/s/ Louis R. Fantozzi
LOUIS R. FANTOZZI

/s/ William Mather
WILLIAM MATHER

/s/ David Latimer
DAVID LATIMER

/s/ Michael C. Amorelli
MICHAEL C. AMORELLI

GREENSLADE COMPANY, LLC

By:	/s/ Kenneth R. Greenslade
Name:	Kenneth R. Greenslade
Title:	Manager

KNIGHT VISION, LLLP

By:	/s/ C. Reed Knight, Jr.
Name:	C. Reed Knight, Jr.
Title:	General Partner

ROBERT W. CHMIELINSKI 2022 REVOCABLE TRUST

U/D/T DATED 12 JULY 2022

By:	/s/ Robert W. Chmielinski
Name:	Robert W. Chmielinski
Title:	Trustee

[Signature Page – Membership Interest Purchase Agreement]

Exhibit A

Sellers

Name	Number of Units
Gary A. Browning	230,570.5
Louis R. Fantozzi	329,484
William Mather	461,141
Greenslade Company, LLC	230,570.5
Knight Vision, LLLP	461,141
Robert W. Chmielinski, Trustee of the Robert W. Chmielinski 2022 Revocable Trust u/d/t dated 12 July 2022	62,093
David Latimer	100,000
Michael C. Amorelli	100,000
TOTAL:	1,975,000